Exhibit 10.28

STRATEGIC ALLIANCE AGREEMENT
BY AND BETWEEN
COMMERCE ONE, INC.
AND
SAP AG
AND
SAPMARKETS, INC.

TABLE OF CONTENTS:
1	DEFINITIONS.	1
2	PURPOSE.	1
3	JOINT OFFERING DESCRIPTION.	2
3.1 3.2 3.3 3.4 3.5 3.6 3.7	Definition. General. Limitations. Technical Components of the Joint Offering. Business Services. Professional Services. Third party Services and Applications.	2 2 3 3 6 6 7
4	JOINT DEVELOPMENT.	7
4.1 4.2 4.3 4.4 4.5	Joint Development Team. Business Partners. Development Approach. Ownership Rights; Licensing Rights. Review	7 7 7 8 8
5	BRANDING.	8
5.1 5.2	Ownership of Pre-Existing Brand Names and Trademarks. Brand Names and Trademarks of the Joint Offering.	8 8
6	SALES AND MARKETING.	8
6.1 6.2 6.3 6.4 6.5	General. Cost of Sales. Training Resources. Marketing. Technical Questions	8 9 9 9 9
7	EXCLUSIVITY COMMITMENTS.	10
7.1 7.2 7.3	SAP. C1. Exceptions.	10 11 12
8	ENTERPRISEBUYER SUITE.	12
8.1 8.2 8.3 8.4 8.5 8.6	General. Development. Acceptance. EnterpriseBuyer Suite. BuySite and B2B Procurement Existing Customers. C1 and SAP Affiliates and Distributors.	12 13 13 13 13 13
9	MARKETBUYER SUITE OPPORTUNITIES OUTSIDE THE SCOPE OF THE JOINT OFFERING.	14
10	MARKETSITE OPPORTUNITIES.	14
11	ALLIANCE COMMITTEES.	15
11.1 11.2 11.3 11.4 11.5 11.6 11.7

Executive Committee.
Development Committee.
Management Process for Development Committee.
Sales and Marketing Committee.
Management Process for Sales and Marketing.
Escalation and Dispute Resolution For Alliance Committees.
Executive Representatives and Executive Meeting.

		15 15 16 17 17 18 19
12	SUPPORT AND TRAINING.	19
12.1 12.2	Support Training.	19 20
13	COMPENSATION.	20
13.1 13.2 13.3 13.4 13.5	General. Sharing of Revenues Collected from New Deals. Payments. Currency. Withholding Taxes.	20 21 23 23 23
14	CROSS LICENSE FOR DEVELOPMENT PURPOSE.	24
14.1 14.2 14.3 14.4	Internal Use. On-Going Licensing. Development Partners. Cross Licensing at Termination.	24 25 26 26
15	LICENSING RIGHTS.	26
15.1 15.2 15.3 15.4 15.5 15.6	License from C1 to SAP. License from SAP to C1. No Restrictions. General Terms. Enforcement of Distributors Agreements. Reverse Engineering and Modification Prohibition.	26 27 28 28 29 29
16	EXISTING PARTNERS.	30
17	INTERFACE LICENSING.	30
17.1 17.2	C1 License of Interfaces to SAP. SAP License of Interfaces to C1.	30 31
18	INTELLECTUAL PROPERTY RIGHTS.	31
18.1 18.2 18.3 18.4 18.5 18.6 18.7 18.8 18.9

Ownership of Intellectual Property Rights in and to the Joint Offering.
Preexisting Software.
NetMarket Maker Solution.
Ownership of Developed Software.
Ownership of Other Jointly Developed Software other than as per Section 18.3.
Residual Knowledge.
Developed Software Materials.
Third-Party Software.
Proprietary Notices.

		31 31 32 32 33 33 34 34 34
19	WARRANTIES.	35
19.1 19.2	Warranties. Disclaimer of Warranties.	35 36
20	REPRESENTATIONS & COVENANTS.	36
20.1 20.2	C1. SAP.	36 36
21	INDEMNIFICATION.	37
21.1 21.2 21.3 21.4 21.5	Intellectual Property Indemnity from C1. Intellectual Property Indemnity from SAP. Customer Indemnity. General Indemnity. Distribution Indemnity.	37 37 38 39 40
22	LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES.	41
22.1 22.2 22.3 22.4	Limitation of Liability. Exclusion of Damages. NetMarket Maker Solution Indemnification. Exceptions.	41 41 41 41
23	CONFIDENTIALITY.	42
23.1 23.2	Confidential Information. Confidential Obligations.	42 42
24	AUDIT RIGHTS.	43
25	TERM & TERMINATION.	44
25.1 25.2 25.3 25.4 25.5 25.6 25.7 25.8

Term.
Termination for Convenience.
Termination for Material Breach.
Termination as a Result of Bankruptcy.
Termination for Unresolved Disputes.
Termination for a Change of Control.
Survival.
Limitation on Right To Terminate Licenses.

		44 44 44 44 44 44 45 45
26	POST-TERMINATION RIGHTS.	46
26.1 26.2	C1 Post Termination License Rights. SAP Post Termination License Rights.	46 46
27	SOURCE CODE ESCROW.	47
28	GLOBAL TRADING WEB (GTW).	47
29	STATUS.	47
29.1 29.2	C1 Status. SAP Status.	47 48
30	MISCELLANEOUS.	48
30.1 30.2 30.3 30.4 30.5 30.6 30.7 30.8 30.9 30.10 30.11 30.12 30.13 30.14 30.15 30.16 30.17 30.18 30.19 30.20 30.21 30.22 30.23

Other Remedies Cumulative.
Public Communications.
Section 365(n) of Bankruptcy Code.
Construction.
Assignment.
No Implied Waivers.
Severability.
Force Majeure.
Headings.
Notice.
Governing Law.
Exclusive Jurisdiction.
Entire Agreement.
Conflicting Terms.
Amendment By Written Agreement Only.
Standard Terms of A Party.
Export of Software.
Export Control.
Governmental Approvals.
Counterparts.
Non-solicitation.
FCPA.
Language.

		48 48 48 49 49 49 49 50 50 50 50 50 50 51 51 51 51 51 52 52 52 52 53
EXHIBIT A:	DEFINITIONS.	A-1
EXHIBIT B:	COMPENSATION STRUCTURE.	B-1
Exhibit B-1: Exhibit B-2:	Additional User Fees Maintenance Fees	B-1 1 B-2 1
EXHIBIT C:	JOINT OFFERING TECHNOLOGY.	C-1
Exhibit C-1: Exhibit C-2:	MarketSet EnterpriseBuyer: Professional and Desktop Editions	C-1 1 C-2 1
EXHIBIT D:	SALES AND MARKETING SUMMARY.	D-1
EXHIBIT E:		E-1
Exhibit E-1: Exhibit E-2:	Exclusivity Commitments Established Marketplaces	E-1 1 E-2 1
EXHIBIT F:	SUPPORT AGREEMENT.	F-1
Appendix A: Appendix B: Appendix C: Appendix D:	Support Responsibilities Component List Minimum Set of Training Support Contacts	F-7 F-8 F-10 F-11
EXHIBIT G:	SAP U.S. APPROVED DISTRIBUTORS.	G-1

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement is entered into on this 18th day of September, 2000 by and between Commerce One, Inc. ("C1"), a Delaware corporation with principal offices at 4440 Rosewood Drive, Bldg. 1, Pleasanton, CA 94588 and SAP AG ("SAP AG"), a German corporation with principal offices at Neurottstrasse 16, Walldorf 69190, Germany, and SAPMarkets, Inc. ("SAPMarkets"), a Delaware corporation with principal offices at 3377 Deer Creek Road, Palo Alto, CA 94304. SAP AG and SAPMarkets shall be collectively referred to as "SAP."

RECITALS

Whereas, SAP and C1 intend to cooperate in the development of a joint and premium marketplace solution related to exchange- based business-to-business electronic marketplace portals; and

Whereas, such joint and premium marketplace solution shall combine technologies from C1 and technologies from SAP; and

Whereas, C1 wishes to grant to SAP rights to use and distribute, within the context of the joint and premium marketplace solution, certain technologies owned or licensed by C1; and

Whereas, SAP wishes to grant C1 the rights to use and distribute within the context of the joint and premium marketplace solution, certain technologies owned or licensed by SAP; and

Whereas, C1 and SAP each agree to certain distribution commitments in consideration for the rights and obligations set forth herein.

In consideration of the mutual covenants contained herein, the Parties agree to the following terms and conditions, which set forth the rights, duties, and obligations of the Parties.

  DEFINITIONS.

  All capitalized terms shall have the meaning set forth in Exhibit A (Definitions.) Any obligations, rights and liabilities imposed on, or granted to, "SAP" pursuant to this Agreement shall apply jointly to SAP AG and SAPMarkets. Use of the term "SAP" (whether in a singular or plural form) shall always be construed to create a joint obligation, a joint right or a joint liability for both SAP AG and SAPMarkets. An obligation or right shall be construed to be limited to either SAP AG or SAPMarkets only if the term "SAP AG" or "SAPMarkets" is specifically used in lieu and place of SAP.

  PURPOSE.

  SAP and C1 intend to establish a Joint Offering for Marketplace Portals combining (i) the marketplace infrastructure, other technologies, and related value-added business services to be provided by C1 as further described in Section 3 of this Agreement and the Joint Development Agreement, (ii) the application components and related technology to be provided by SAP AG or SAPMarkets as further described in Section 3 of this Agreement and the Joint Development Agreement, (iii) other technology to be jointly developed by the Parties, and (iv) technology and/or services to be provided by third parties. Alternative Technology may be offered as part of the Joint Offering. The Parties shall agree upon a set of joint marketing messages for the continued publication and marketing of this arrangement, which shall include appropriate positioning for each element of the Joint Offering provided by C1 or SAP, as applicable.

  Within thirty (30) days from the Effective Date, the Parties agree to enter into the Joint Development Agreement pursuant to which the Parties will further develop the Joint Offering.

  JOINT OFFERING DESCRIPTION.

  3.1   Definition.

  For purposes of this Agreement, a Joint Offering shall mean the technical solution that is offered jointly by the Parties to their customers as described in this Section 3 and in Exhibit C-1, as such Exhibit C-1 may be modified from time to time pursuant to the procedure set forth in Section 3.2.

  3.2   General.

  The technical description of the Joint Offering is attached hereto as Exhibit C-1 and shall be the basis of the detailed Statements of Work to be incorporated into the Joint Development Agreement. Such technical description incorporates a detailed explanation of the material functions of each technical component. The Joint Offering, and its technical components may be modified by the Development Committee to respond to technical demand and market needs in order to maintain the competitiveness of the Joint Offering provided that all modifications adopted by the Development Committee are approved in writing by the Executive Representatives. Only the components described in Exhibit C-1, as modified from time to time by the Development Committee upon the written approval of both of the Executive Representatives, shall be considered part of the Joint Offering and subject to, without limitation, the provisions of Sections 5, 7 or 13. In addition to the Joint Offering, the Parties may cooperate to offer jointly to their customers additional components and/or services provided that such offer shall under no circumstances modify the definition of the Joint Offering (and therefore the rights and obligations of each Party under this Agreement) unless such components and/or services are made part of the Joint Offering in accordance with the procedure described above. No fees or royalties shall be paid by the Party providing those components and services to the other Party unless otherwise agreed upon by the Parties on a case by case basis. A referral fee system may be implemented between the Parties for those additional components and/or services offered jointly to their customers.

  3.3   Limitations.

  The Parties agree that, notwithstanding anything else to the contrary in this Agreement, including without limitation, the provisions set forth in Section 7 of this Agreement, a Party shall have the right to deliver to a customer a Joint Offering incorporating a (or several) technical component(s) (defined below as a Joint Offering component) other than as described in Section 3.4 of this Agreement upon the unsolicited request from a potential customer. A request from a customer to incorporate in the Joint Offering technical components comparable to those described below shall be considered unsolicited when such potential customer, without any promotion or marketing from a Party to this Agreement and after reviewing the Joint Offering and declining certain components contained therein, proposes, in writing, the incorporation of other technical components in lieu of some of the technical components described below. The foregoing is expressly subject to the condition that a Party shall only deliver to a customer as part of the Joint Offering all of the other Party's technical components defined as part of the Joint Offering pursuant to Section 3.2, except as otherwise agreed upon on a case by case basis by the Parties.

  3.4   Technical Components of the Joint Offering.

  3.4.1   Marketplace Infrastructure.

  C1's MarketSite Software shall be the marketplace infrastructure delivered by the Parties as part of the Joint Offering.

  3.4.2   Planning Services.

  SAP AG's Advanced Planning and Optimization application shall be the basis for the planning services application, as described in Exhibit C-1, delivered by the Parties as part of the Joint Offering.

  3.4.3   Design Services.

  SAP AG's Product Life Cycle Management application shall be the basis for the design services application, as described in Exhibit C-1, delivered by the Parties as part of the Joint Offering.

  3.4.4   Analysis Services.

  SAP AG's Business Warehouse application shall be the basis for the analysis services application, as described in Exhibit C-1, delivered by the Parties as part of the Joint Offering.

  3.4.5   XML Schema.

  C1's Common Business Library ("CBL") document schema shall form the baseline XML semantic layer for the Joint Offering and all of the technical components, including, without limitation, all SAP Applications (as related specifically to the Joint Offering), with joint development by the parties of any mutually agreed extensions. The parties agree that SAP shall have a reasonable period of time (not to exceed six (6) months from the date hereof) to effect the foregoing with respect to the SAP Applications. The Parties shall jointly negotiate with any other third parties who may contribute technical components for such third parties to adopt CBL as the baseline semantic layer for the exchange of business documents within the Joint Offering.

  3.4.6   Forward and Reverse Auction Technology.

  C1's Auction Technology shall be the marketplace forward-reverse auction solution, as described in Exhibit C-1, delivered by the Parties as part of the Joint Offering. Each Party acknowledges that the Auction Technology is limited to forward/reverse auction functionality and that each Party may offer customers enhanced-auction functionality outside the scope of the Joint Offering.

  3.4.7   Catalog Engine Functionality.

  The Parties agree that the catalog engine functionality shall be considered an Alternative Technology. The Parties may market and promote both the C1 catalog engine solution and the Requisite Catalog Engine Software, as used by SAP. The Requisite Catalog Engine Software may only be marketed and promoted by the Parties as part of the Joint Offering upon Requisite's agreement with the Parties to adopt CBL as the baseline semantic layer for document exchange. To obtain and maintain the classification of an Alternative Technology provider to the Joint Offering, Requisite shall be required to develop any necessary CBL document conversion technology. In the event that Requisite does not agree to such a relationship, SAP and C1 will promote C1's Catalog Engine as the solution for the Joint Offering and Requisite shall not be promoted as a catalog engine provider for the Joint Offering.

  3.4.8   Content Management Tools.

  C1's content management tools shall be the content management tools delivered by the Parties as part of the Joint Offering. Requisite shall cooperate with C1, so that C1 content management tools technically interoperate with the Requisite catalog engine solution offered as part of the Joint Offering as set forth in Section 3.4.7. The Parties may jointly elect to add additional content tools from other vendors.

  3.4.9   MarketBuyer Professional Edition (Electronic Procurement Application as Part of the Joint Offering).

  3.4.9.1  Phase I.

  During Phase I, each Party shall license and deliver to its new customers the MarketBuyer - Professional Edition as part of the Joint Offering. In conjunction with the licensing of the Joint Offering, each Party may also license the MarketBuyer Desktop Edition to customers. Each Party acknowledges that the MarketBuyer - Professional Edition is under development and therefore, may not be immediately deliverable to customers.

  3.4.9.2  Phase II.

  During Phase II, each Party shall license and deliver to its new customers the MarketBuyer - Professional Edition (for Requisition or Professional Users) as the electronic procurement application for the Joint Offering licensed by its customers.

  3.4.9.3  Development.

  The MarketBuyer - Professional Edition shall be jointly developed by the Parties in accordance with Exhibit C-1 and the Joint Development Agreement. SAP shall be primarily responsible for the development of the MarketBuyer - Professional Edition.

  3.4.9.4  Acceptance.

  The Joint Development Agreement shall provide for an acceptance procedure of each of the MarketBuyer - Professional Edition by C1 and SAP.

  3.4.10   Interfaces.

  The interfaces to be delivered as part of the Joint Offering shall be developed by the Parties in accordance with the terms and conditions of the Joint Development Agreement.

  3.4.11   User Interface.

  The user interface delivered as part of the Joint Offering shall be jointly developed by the Parties in accordance with the terms and conditions of the Joint Development Agreement.

  3.4.12   Message Bus Technology.

  The use by SAP of third party or proprietary message bus technology for the Joint Offering, whether as a component of the SAP Applications framework or for any other purposes, shall be limited, during the term of this Agreement, to internal communication between the SAP Applications, except as agreed upon by the Development Committee in writing during the joint development process. For purposes of this Section, internal communication shall be limited to the exchange of information between any component of the SAP Applications and other application added pursuant to the written agreement of the Development Committee.

  3.4.13   Functionality Overlap.

  Any functionality overlap between SAP Applications and C1 Technology shall be reviewed by the Development Committee to determine where such functionality most appropriately fits within the Joint Offering, if at all.

  3.5   Business Services.

  3.5.1   Auction Services.

  C1 shall be promoted as the preferred providers of auction services (including related consulting and administrative services) for the Joint Offering. industry-to-industry, Inc. ("i2i") shall agree to adopt the Joint Offering's auction technology as the baseline platform for its services offering to the Joint Offering customers in order for i2i to be promoted as a preferred provider. Additional auction services partners may be promoted by the Parties for the Joint Offering upon mutual agreement.

  3.5.2   Catalog Content Services.

  C1 shall be promoted as the preferred providers of catalog content services for the Joint Offering. Requisite Technology ("Requisite") shall agree to provide the necessary conversion technology with CBL in order for Requisite to be promoted as a preferred provider. Upon mutual agreement, additional content services partners may be promoted by the Parties for the Joint Offering.

  3.6   Professional Services.

  Within sixty (60) days from the Effective Date the Parties shall enter into a professional services agreement which shall set forth the terms and conditions of the Parties' collaboration in providing professional services for the implementation of the Joint Offering with their customers.

  3.7   Third party Services and Applications.

  Except as specifically provided in this Agreement in Sections 3 and 7, the Parties agree that each Party shall be free to offer as part of, or integrate with, the Joint Offering any services or applications whether developed or provided by third parties. Each Party shall keep the other Parties informed of the third party services and applications it offers with the Joint Offering. A Party offering third party application or services as part of the Joint Offering shall agree to review, without any obligation to select, similar applications and services offered by any of the Parties upon the request of such Party.

  JOINT DEVELOPMENT.

  4.1   Joint Development Team.

  The Parties shall jointly develop technology to integrate the SAP Applications and C1 Technology as part of the Joint Offering. The Parties shall form one or more joint development teams for such efforts, and, in each case, one Party shall be specifically designated to lead the related development effort under the guidance and review of the Development Committee. The costs of such development efforts shall be borne by the Party incurring such costs, unless otherwise agreed.

  4.2   Business Partners.

  The development may incorporate business partners that are mutually acceptable to the Parties. C1's joint development team shall include C1's current business partner Anderson Consulting (at least with respect to the C1 Technology and the integration thereof) provided that under no circumstances shall such business partner receive or be assigned any Intellectual Property Rights in and to the SAP Applications or related development based on SAP proprietary technology or Confidential Information, without SAPMarkets' prior written approval. In each case, the roles and responsibilities of each business partner shall be mutually agreed to by the Parties. Unless otherwise agreed in writing, each Party is responsible for any fees or obligations owed to its own business partners.

  4.3   Development Approach.

  During the term of this Agreement, development shall proceed by way of a phased approach, consisting of several defined implementation phases, with the initial goal of improving interoperability between SAP Applications and C1 Technology for the Marketplace Portals. To the extent feasible, joint development activities shall occur at the Parties' offices in the San Francisco Bay area. However, the parties acknowledge that some development activities for which SAP is primarily responsible may occur in Walldorf, Germany or in any office maintained by SAPMarkets. Each Party shall keep the other Party closely informed through regular reports to the Development Committee of any development activities relating to Marketplace Portals, including the location of such activity. The Development Committee shall create a document retention policy related to each Party's development efforts.

  4.4   Ownership Rights; Licensing Rights.

  Any developments that result from the joint development arrangements shall be subject to the intellectual property ownership and licensing provisions of this Agreement.

  4.5   Review.

  Every six (6) months, the Executive Committee shall endeavor to revisit and review the SAP Applications and C1 Technology and all technology jointly developed by the Parties, included or to be included in the Joint Offering, for the purposes of evaluating the market position of the Joint Offering.

  BRANDING.

  5.1   Ownership of Pre-Existing Brand Names and Trademarks.

  Each Party shall retain all rights, title and other interest to its brand names, service marks, trademarks and other proprietary markings except as expressly provided otherwise in this Agreement.

  5.2   Brand Names and Trademarks of the Joint Offering.

  The Joint Offering and the Electronic Procurement Applications shall be branded with a newly created product name which shall be adopted by the Executive Committee. Each Party shall be free to utilize the newly created product name in conjunction with its own trademarks to identify the Joint Offering and the Electronic Procurement Applications. This branding shall appear prominently in any Marketplace Portals using the Joint Offering and the Electronic Procurement Applications as licensed by any of the Parties provided that the customer permits display of branding on its Marketplace Portal. The new product name shall be jointly owned by the Parties. The Parties shall mutually agree on the necessary steps to protect the ownership in and to, and use of, the new product names as an identifier of the Joint Offering and the Electronic Procurement Applications. The principles set forth herein shall apply to any joint brand developed by the Parties during the term of this Agreement for any product or class of products.

  SALES AND MARKETING.

  6.1   General.

  In accordance with Exhibit D (Sales and Marketing Summary), SAPMarkets and C1 will work together to market actively the Joint Offering, the Electronic Procurement Applications and other related services and applications. The Sales and Marketing Summary sets forth a description of the method by which each Party's sales force will cooperate, including product positioning and methods of sales engagement. Within sixty (60) days from the Effective Date, the Parties shall mutually agree on a more detailed Sales and Marketing Summary addressing in a comprehensive way each of the points identified in the Sales and Marketing Summary including action plans and time lines.

  6.2   Cost of Sales.

  The Parties shall each bear their own costs for those sales and pre-sales personnel committed to the joint sales effort for licensing of the Joint Offering and the Electronic Procurement Applications. Each Party shall provide reasonable assistance to the other, as reasonably requested from time to time, in connection with the Joint Offering and the Electronic Procurement Applications.

  6.3   Training Resources.

  The Sales and Marketing Committee shall establish detailed training programs for the other Parties' sales forces and relevant consulting and support organizations on the licensing, implementation and customer support of the Joint Offering, the Electronic Procurement Applications and of the SAP Applications and C1 Technology. Such training programs shall include the provision of all necessary materials and documentation at no cost to the recipient Party.

  6.4   Marketing.

  The Parties shall engage in certain marketing activity with respect to the Joint Offering and the Electronic Procurement Applications, including (i) bilateral presence at sales and marketing events (e.g. SAPPHIRE, TechEd, C1 E-link events, etc.), (ii) a jointly managed pipeline of Joint Offering prospects, (iii) joint marketing collateral, and (iv) joint advertising.

  6.5   Technical Questions.

  A Party engaged in a sales cycle with a customer already using the other Party's applications (either the SAP Applications or the C1 Technology) shall invite such other Party to discuss with the customer the general aspects (technical and financial) of the use of the Joint Offering with the applications already licensed by such customer.

  EXCLUSIVITY COMMITMENTS.

  7.1   SAP.

  7.1.1   C1 Technology.

  For as long as SAP has the licensing rights set forth in Section 15.1.1, SAP (including its Affiliates) shall not market or promote to Marketplace Portals any technology which is competitive (on a technical basis) with the C1 Technology, except as provided herein or upon mutual written agreement of the Parties. Upon its acceptance of the Desktop Editions of the Electronic Procurement Applications, as set forth in the Joint Development Agreement, and during the term of this Agreement, SAP (including its Affiliates) shall not market or promote a third party's electronic procurement application incorporating MRO and indirect goods functionality.

  7.1.2   NetMarket Maker Solution.

  For as long as SAP has the licensing rights set forth in Section 15.1.2, SAP (including its Affiliates) shall not market or promote a product which is competitive (on a technical basis) with the C1's technical components embedded in the NetMarket Maker Solution, except as provided herein or upon mutual written agreement of the Parties.

  7.1.3   SAP Applications.

  SAP may deliver the SAP Applications with its technology or with third party technology and without the C1 Technology, to a customer who, after declining use of the Joint Offering, makes an unsolicited (as such term is defined in Section 3.3 of this Agreement) request for a solution specifically excluding C1 Technology. Delivery by SAP of any or all of the SAP Applications without the C1 Technology shall not be considered a Joint Offering and shall not be subject to the Royalties payment set forth in this Agreement and Exhibit B (except for the Electronic Procurement Applications which shall be subject to the Royalties payment set forth in Exhibit B).

  7.1.4   Exceptions.

  Notwithstanding the restrictions set forth in Section 7.1.1 of this Agreement, SAP will not be restricted from (a) performing research and development with respect to any technology, (b) licensing, marketing or promoting with the Joint Offering any SAP Alternative Technology (as mutually agreed), (c) the distribution by SAP, its Affiliates and distributors of SAP software required in enterprise intranet environments which are not Marketplace Portals, (d) licensing, marketing or promoting any third party services or applications that are not alternative solutions to C1 Technology as per Section 3.7 of this Agreement, or (e) distributing, licensing, marketing or promoting any technology and/or application and/or service outside the scope of the Joint Offering.

  7.1.5   Restrictive Agreements.

  SAP may deliver alternative technologies to the C1 Technology in those Marketplace Portals covered by the related GM agreement or into any territory where SAP is not permitted to license the C1 Technology pursuant to the terms and conditions of this Agreement (including, without limitation, those described in Exhibit E).

  7.2   C1.

  7.2.1   SAP Technology.

  For as long as C1 has the licensing rights set forth in Section 15.2, C1 (including its Affiliates) shall not market or promote to Marketplace Portals or any Net Market Makers any technology which is competitive (on a technical basis) with the SAP Applications, except as provided herein or upon mutual written agreement of the Parties. Upon its acceptance of the Professional Editions of the Electronic Procurement Applications, as set forth in the Joint Development Agreement, and during the term of this Agreement, C1 shall not market or promote a third party's electronic procurement application integrating supply chain functionality (which for purposes of clarification, shall not prevent such Marketplace Portal from accessing a supply chain application outside the Marketplace Portal).

  7.2.2   C1 Technology.

  C1 may deliver the C1 Technology with its technology or with third party technology and without the SAP Applications, to a customer who after declining use of the Joint Offering, makes an unsolicited (as such term is defined in Section 3.3) request for a solution specifically excluding SAP Applications. Delivery by C1 of any or all of the C1 Technology without the SAP Applications shall not be considered a Joint Offering and shall not be subject to the Royalties payment set forth in this Agreement and Exhibit B (except for the Electronic Procurement Applications which shall be subject to the Royalties payment set forth in Exhibit B).

  7.2.3   Exceptions.

  Notwithstanding the restrictions set forth in Section 7.2.1 of this Agreement, C1 will not be restricted from (a) performing research and development with respect to any technology, (b) licensing, marketing or promoting C1 Alternative Technology (as mutually agreed), (c) the distribution of the NetMarket Maker Solution by C1, its Affiliates and distributors, (d) licensing, marketing or promoting any third party services or applications that are not alternative solutions to SAP Applications as per Section 3.7 of this Agreement, or (e) distributing, licensing, marketing or promoting any technology and/or application and/or service outside the scope of the Joint Offering.

  7.2.4   Restrictive Agreements.

  Cl may deliver alternative technologies to the SAP Applications in those Marketplace Portals covered by the related agreements as executed by SAP in the event the restrictions set forth in such agreements prevent C1 from delivering the SAP Applications.

  7.3   Exceptions.

  Except as specified in this Agreement, nothing herein shall prevent SAP and/or C1 from entering into agreements with third-parties to integrate any products, services or contents into SAP and/or C1 products.

  ENTERPRISEBUYER SUITE.

  8.1   General.

  8.1.1   Phase I.

  During Phase I, each Party shall have the right to license the EnterpriseBuyer Desktop Edition and the EnterpriseBuyer Professional Edition as a bundle outside the scope of the Joint Offering. The licensing of the bundled EnterpriseBuyer Desktop Edition and the EnterpriseBuyer Professional Edition shall be referred to as the EnterpriseBuyer Suite and is only licensed together during Phase I. The customer shall have the option to deploy either or both the EnterpriseBuyer Professional Edition (for Requisition Users) and EnterpriseBuyer Desktop Edition (for Requisition Users) of the Electronic Procurement Applications. Royalties and certain exceptions to the aforementioned provisions are set forth in Exhibit B.

  8.1.2   Phase II.

  During Phase II, each Party shall have the right and choice of licensing (in accordance with the terms and conditions of Section 15) either the EnterpriseBuyer Professional Edition (for Professional and Requisition Users) or the EnterpriseBuyer Desktop Edition (for Requisition Users) for deployment as an enterprise electronic procurement application to any customer outside the scope of the Joint Offering. Royalties shall be as per Exhibit B.

  8.2   Development.

  The EnterpriseBuyer Professional Edition and the EnterpriseBuyer Desktop Edition shall be jointly developed by the Parties in accordance with Exhibit C-2 and the Joint Development Agreement. C1 shall be primarily responsible for the development of the EnterpriseBuyer Desktop Edition and SAP shall be primarily responsible for the development of the EnterpriseBuyer Professional Edition.

  8.3   Acceptance.

  The Joint Development Agreement shall provide for an acceptance procedure of the EnterpriseBuyer Professional Edition and the EnterpriseBuyer Desktop Edition by C1 and SAP, respectively.

  8.4   EnterpriseBuyer Suite.

  The Parties agree that the licensing of EnterpriseBuyer Suite during Phase I by any customer of a Party shall entitle such customer to receive and use either or both of the EnterpriseBuyer Desktop Edition or the EnterpriseBuyer Professional Edition of the EnterpriseBuyer Suite during Phase II upon the payment of the applicable maintenance fees as per Exhibit B. Such customers shall be entitled to use the EnterpriseBuyer Professional Edition of the EnterpriseBuyer Suite only upon the payment of the applicable additional user fees for professional user roles.

  8.5   BuySite and B2B Procurement Existing Customers.

  Each Party will provide its existing B2B Procurement and BuySite customers the option to license any Edition (for Requisition Users) of the EnterpriseBuyer Suite provided that use of the EnterpriseBuyer Professional Edition (for Professional Users) of the EnterpriseBuyer Suite may be subject to the payment by such customer of the applicable additional user fees for professional user roles as set forth in Exhibit B-1. The contractual terms and conditions for the use by such existing customers of any Edition of the EnterpriseBuyer Suite shall be those applicable to C1 and SAP pursuant to this Agreement. Royalties shall be paid in accordance with Exhibit B. Such deployment to existing customers shall not be considered a new license of any Edition of the EnterpriseBuyer Suite and shall not give rise to any royalties other than the License Fees paid hereunder, if any.

  8.6   C1 and SAP Affiliates and Distributors.

  C1's Affiliates shall have the right to distribute the Desktop and Professional Editions of the Electronic Procurement Applications. Royalties shall be paid in accordance with Exhibit B.

  Cl's distributors shall have the right to distribute the Desktop Editions of the Electronic Procurement Applications, but shall not have the right to distribute the Professional Editions of the Electronic Procurement Applications. Royalties shall be paid in accordance with Exhibit B. Such Cl's distributors shall have the option to distribute the Desktop Edition of the EnterpriseBuyer Suite under the joint branding developed by the Parties or under C1 branding.

  SAP's Affiliates and Approved Distributors (as set forth in Exhibit G) shall have the right to distribute the Professional and Desktop Editions of the Electronic Procurement Applications. Approved Distributors shall have the right to distribute the Desktop Editions of the Electronic Procurement Applications only if such Approved Distributors agree to similar restrictions as set forth in Section 7.1.1. Royalties shall be paid in accordance with Exhibit B.

  SAP's distributors that are not Approved Distributors shall have the right to distribute the Professional Editions of the Electronic Procurement Applications but shall not have the right to distribute any Desktop Editions unless added from time to time as Approved Distributors, in writing by the Parties. Royalties shall be paid in accordance with Exhibit B. Such SAP's non-approved distributors shall have the option, to distribute the Professional Edition of the EnterpriseBuyer Suite under the joint branding developed by the Parties or under SAP branding.

  The Parties agree to pay referral fees as set forth in Exhibit B to Cl's distributors assisting in the sale of the Professional Editions of any of the Electronic Procurement Applications and to SAP's distributors that are not approved distributors assisting in the sale of the Desktop Editions of any of the Electronic Procurement Applications. Unless otherwise agreed in writing in advance by the Parties, each Party shall be responsible for the payment of any and all referral fees to its own distributors.

  MARKETBUYER SUITE OPPORTUNITIES OUTSIDE THE SCOPE OF THE JOINT OFFERING.

  Based on market demand and on a case by case basis, the Parties may license the Desktop or Professional Editions of the MarketBuyer outside the scope of the Joint Offering. In such a case, the Parties shall agree on (i) appropriate royalties to be paid by one Party to the other, (ii) licensing structure, and (iii) other related terms and conditions.

  MARKETSITE OPPORTUNITIES.

  On a case by case basis and upon its written approval, C1 shall use its best efforts to cooperate with SAP for licensing opportunities of the MarketSite Software to regional MRO B2B Exchanges and shall permit SAP to sublicense the MarketSite Software in mutually agreed upon opportunities. The Parties agree to negotiate in good faith within the sixty (60) day period following the effective Date a viable solution to the extent that SAP may require enhanced distribution rights. Royalties payable by SAP to C1 shall also be decided on a case by case basis. The parties agree that all the terms and conditions applicable to the licensing by SAP of the NetMarket Maker Solution shall apply to the licensing by SAP of the MarketSite Software as set forth in this Section. SAP shall have the right to reduce its prepayment obligations by purchasing MarketSite Software licenses in advance pursuant to Exhibit B.

  C1 and SAP shall cooperate in pursuing licensing opportunities for MRO marketplaces in accordance with the following provisions. For purposes of this provision, "MRO Marketplaces" shall mean any Marketplace Portal for business to business exchanges which is limited to MRO purchasing and which does not license or access supply chain functionality provided as part of the Joint Offering. The parties shall jointly engage in all sales cycles for new MRO Marketplace opportunities, whether horizontal or vertical. The ongoing management of this process will occur through pipeline management, territory business planning and strategy development. Both parties shall lead with the Joint Offering solution (i.e., MarketSet) for all such opportunities, but C1 may license MarketSite on a component basis based on specific customer request. Any new MRO Marketplace opportunity where the Joint Offering solution is licensed, will be subject to the royalty provisions for Regional Marketplace Providers set forth in Exhibit B. When a Marketplace Portal is actually limited to MRO activity without any supply chain capabilities, the parties shall: (i) keep a joint pipeline; (ii) jointly resolve conflicting territories/verticals; and (iii) split revenues within a mutually-agreed range as agreed by a regional joint steering committee (Americas/Europe/Africa and Asia/Pacific). Notwithstanding the foregoing, any customer who licenses the Joint Offering from either Party as an upsell/migration from a MarketSite platform shall be subject to the upsell provisions of Exhibit B, provided that the calculation set forth in Exhibit B shall reflect any fees or royalties paid to SAP with respect to the initial MarketSite Software license by C1. Exceptions to the royalty provisions as set forth in Exhibit B shall be determined by the regional joint steering committee.

  Regional teams shall develop regional strategy and business plans establishing regional rules of engagement and business models for the GTW for review by the regional steering committee within thirty (30) days after execution of this Agreement.

  ALLIANCE COMMITTEES.

  11.1   Executive Committee.

  The Parties shall establish an Executive Committee composed of two (2) Executive Representatives, one appointed by SAP and one appointed by C1 within thirty (30) days from the Effective Date. The Executive Committee shall meet on a quarterly basis during the first year after the effective date and every six months thereafter. The Executive Committee shall jointly review the current status of the Joint Offering, the Enterprise Procurement Applications, and engage in dispute resolution in accordance with the provisions of this Agreement.

  11.3   Development Committee.

  The Development Committee shall be made up of the Leading Development Executives of each Party for the C1 Technology and the SAP Applications. The Development Committee shall (i) define the scope and technology components of the Joint Offering, (ii) monitor the joint development activities of each Party, (iii) create a forum of discussion related to such joint development activities, (iv) define acceptance criteria, (v) identify and resolve intellectual property issues, including, without limitation, ownership, in accordance with the principles of this Agreement and the Joint Development Agreement, and (vi) resolve any dispute that may arise between the Parties pursuant to this Agreement or the Joint Development Agreement. Disputes with respect to the Development Effort which cannot be resolved in the Development Committee, shall be resolved as set forth in Section 11.6 of this Agreement.

  11.3   Management Process for Development Committee.

  11.3.1   Lead Development Executives.

  The initial Lead Development Executives for each phase of the Development Effort shall be appointed (two by C1 and two by SAP) within thirty (30) days from the Effective Date. The Lead Development Executives must be replaced by a person of executive rank unless the Parties otherwise agree.

  11.3.2   Powers of Lead Development Executives.

  The Lead Development Executives shall maintain and revise the corresponding Statement of Work for each phase in accordance with its terms and will have the right, after consultation, to designate the project leader for each major project and to establish teams and team leaders for various development projects. Each Party shall structure all employees and resources for each phase under such Lead Development Executives for that phase, and the Lead Development Executives and project leaders shall direct such resources in accordance with and to achieve the objectives of the Statement of Work.

  11.3.3   Statements of Work.

  As soon as practicable after the Effective Date, the Lead Development Executives shall establish and attach to the Joint Development Agreement the initial Statements of Work for the initial Development Efforts, setting forth the objectives and principal deliverables, and providing for priorities in going forward. Changes to the principal deliverables or priorities sections of the initial Statements of Work shall require the consent of both Parties not to be unreasonably withheld or delayed, but all other changes to such Statements of Work may be made by the Lead Development Executives after consultation.

  11.3.4   Non-Disclosure: Limitations on Work on Other Development.

  All individuals engaged in the Development Effort will be prohibited from using or disclosing any confidential information or trade secrets learned or developed in the course of such Development Effort other than in the course of their work on the Development Effort or their work for C1 or SAP, respectively. C1 and SAP each acknowledges that the Parties may have to establish procedures and/or enter into supplemental confidentiality agreements to address issues that may arise in connection with the Development Effort, such as by way of example, the use of confidential information of third parties which one Party may not have the right to disclose to the other Party. In addition, C1 and SAP each agrees that after it has assigned developers to the Development Effort, it shall use reasonable efforts to keep such individuals assigned to the Development Effort.

  11.4   Sales and Marketing Committee.

  The Sales and Marketing Committee shall be made up of the Leading Sales and Marketing Executives of each Party for the C1 Technology, the SAP Applications, and the Electronic Procurement Applications. The Sales and Marketing Committee shall (i) establish a joint go-to-market strategy for the Joint Offering which will be reduced to the Sales and Marketing Summary described in Section 11.5.3 hereof, (ii) form regional joint sales teams for identified Joint Offering opportunities, (iii) oversee the training of the sales forces of each Party, (iv) establish sales compensation packages to ensure channel harmony in the licensing of the Joint Offering by each Party's sales force, (v) establish channel management programs, and (vi) establish dispute resolution and arbitration procedures for account targeting. Disputes with respect to the sales and marketing of the Joint Offering which cannot be resolved in the Sales and Marketing Committee, shall be resolved pursuant to Section 11.6 of this Agreement.

  11.5   Management Process for Sales and Marketing.

  11.5.1   Lead Sales and Marketing Executives.

  The initial Lead Sales and Marketing Executives for C1 shall be appointed (two by C1 and two by SAP) within thirty (30) days from the Effective Date. As part of the Sales and Marketing Summary, C1 and SAP will establish mutually agreeable targets for sales and marketing of the Joint Offering. Either Party shall have the right, after consultation with the other Party, to replace the Lead Sales and Marketing Executives at any time after the Effective Date. The Lead Sales and Marketing Executives may only be replaced by a person of similar rank and stature unless the Parties otherwise agree. The Lead Sales and Marketing Executives must be employees of either C1 or SAP.

  11.5.2   Powers of Lead Sales and Marketing Executives.

  The Lead Sales and Marketing Executives, after consultation, shall have the right to establish projects and teams and project and team leaders for various major sales efforts. Each Party shall structure all employees and resources under the Lead Sales and Marketing Executives, and the Lead Sales and Marketing Executives and their subordinates shall direct such resources in accordance with and to achieve the objectives set forth in the Sales and Marketing Summary.

  11.5.3   Sales Summary.

  An initial draft of the Sales and Marketing Summary will be mutually agreed upon within thirty (30) days after the Effective Date by the Lead Sales and Marketing Executives, setting forth the objectives and targets, and principal methods for sales and marketing of the Joint Offering and components thereof. Major substantive changes to such initial Sales and Marketing Summary shall require the consent of both Parties, such consent not to be unreasonably withheld, but any minor changes may be made by the corresponding Lead Sales and Marketing Executives after consultation.

  11.6   Escalation and Dispute Resolution For Alliance Committees.

  11.6.1   General.

  The Parties shall attempt to promptly resolve through good faith negotiation any dispute or disagreement between them directly relating to design and development priorities and decisions and resource allocation under this Agreement or the Joint Development Agreement or any Statement of Work.

  11.6.2   Escalation to Executive Committee.

  In the event of a dispute in the Development Committee or Sales and Marketing Committee, either Party may identify said dispute for escalation. If the dispute is not resolved within seven (7) calendar days of such identification, then the dispute shall be escalated to the Executive Committee. The Executive Committee shall discuss the dispute within five (5) days of escalation and shall render a decision within ten (10) days of their initial discussion. If the Executive Committee is unable to resolve the dispute within ten (10) days of their initial discussion then the dispute shall be submitted to the Senior Executives as set forth in Section 11.6.3.

  11.6.3   Escalation to Senior Executives.

  In the event of a dispute in the Executive Committee, either Party may identify said dispute for-escalation. If the dispute is not resolved within ten (10) calendar days of such identification, then the dispute shall be escalated to the most senior executives of C1 and SAP. The most senior executives shall discuss the dispute within five (5) days of escalation and shall render a decision within ten (10) days of their initial discussion. If the most senior executives are unable to resolve the dispute within ten (10) days of their initial discussion then the dispute shall be submitted to mediation as set forth in Section 11.6.4.

  11.6.4   Mediation.

  In the event that the most senior executives of C1 and SAP are unable to resolve a dispute originating in the Executive Committee, Development Committee or Sales and Marketing Committee, as set forth in Section 11.6.2, the most senior executives shall meet with a mediator as soon as practicable, but in no event more than thirty (30) days from the date of original escalation of the dispute to the most senior executives. The mediator shall submit a written report to the Parties within five (5) days of the final meeting between the mediator and the most senior executives. If the most senior executives remain unable to resolve the dispute after mediation, either Party may terminate this Agreement as set forth in Section 25.5. The cost of mediation shall be split equally between C1 and SAP.

  11.7   Executive Representatives and Executive Meeting.

  11.7.1   Executive Representatives.

  Each Party shall designate a senior executive reporting to its chief executive officer, president or chief operating officer as its Executive Representative to the other for the purpose of this Agreement within thirty (30) days from the Effective Date. The Executive Representatives shall collaboratively report monthly in writing (which may be electronic) to both chief executive officers on the progress of development and sales and marketing under this Agreement and shall work to facilitate cooperation between the Parties to achieve the development and sales and marketing goals of this Agreement.

  11.7.2   Executive Meeting.

  In January and July of each year, the chief executive officers and the relevant members of their management teams including the Executive Representatives shall meet to review the development progress and sales and marketing progress under this Agreement. The January meetings shall be in California hosted by C1 and the July meetings in California, hosted by SAP. The host Executive Representative shall be responsible, in consultation with the participants and the other Executive Representative, for organizing such meeting and establishing its agenda.

  SUPPORT AND TRAINING

  12.1   Support

  The Parties shall agree on detailed support terms and responsibilities for supporting the Joint Offering, the Electronic Procurement Applications, and the NetMarket Maker Solution, including call receipt, call screening, installation assistance, problem identification and diagnosis, hand-over procedures and development level support. All support (including escalation procedures) by each Party shall be provided in accordance with a mutually agreed upon Support Level Agreement which shall be based on the support summary set forth in Exhibit F.

  12.2   Training.

  Each Party shall provide free training to the other Party in relation to its technology incorporated into the Joint Offering and the Electronic Procurement Applications. Such training shall allow each Party to provide the level of maintenance and support for the other Parties' technology as set forth in Exhibit F. The scope and duration of such training shall be defined by the Executive Committee. Thereafter, each Party shall be free to offer similar training (as provided by the other Parties) to its distributors.

  Travel and lodging expenses related to such training shall be borne by the Party receiving the training.

  Each Party (the "Provider") shall provide to the other Party (the "Receiver") at no additional cost up-to-date training material with respect to its technical components, as incorporated into the Joint Offering. The Provider shall grant to the Receiver a non-exclusive and royalty-free right to copy, use and distribute such training material as part of the Receiver's branded course. Training materials shall only be used in relation the Joint Offering and the Electronic Procurement Applications. The Receiver agrees to include the Provider's trademarks and copyright notices in its related course material. The Receiver shall be under no financial obligations to the Provider with respect to any revenues generated from providing courses and the training material to its customers. The Provider shall update the training material and assist the Receiver in updating its training courses in the event of any changes, modifications in and to any of the Provider's technical components incorporated into the Joint Offering.

  COMPENSATION.

  13.1   General.

  Revenues generated from (i) the sale or license of the Joint Offering, (ii) the license by SAP and C1 of the Electronic Procurement Applications, and (iii) the license by SAP of the NetMarket Maker Solution shall be subject to the payment of royalties as set forth in Exhibit B. Except as specifically provided above in (i) and (ii), revenues generated by a Party from the sale or license of products or services not incorporated as part of the Joint Offering pursuant to the procedure set forth in Section 3.2 or from the sale of such Party's technical components without the other Party's technical components shall not be subject to the royalty obligations set forth in Exhibit B. Each Party acknowledges that these provisions are not controlling as to which revenues are recognized by which Parties, which shall be at the discretion of each Party in accordance with Generally Accepted Accounting Principles.

  Royalties (as a percentage of License Fees, Revenue Share, equity in Newco's, and other portal fees) shall be paid by SAP to C1 and by C1 to SAP for (i) licensing of the Joint Offering, (ii) licensing of the SAP Applications to Established C1 Marketplaces and Established SAP Marketplaces, (iii) licensing of the C1 Technology to Established SAP Marketplaces, or (iv) licensing of the NetMarket Maker Solution. Licensing of the EnterpriseBuyer - Desktop Edition and EnterpriseBuyer - Professional Edition on a stand alone basis shall not give rise to the payment of any percentage of Revenue Share, equity in Newco's, and other portal fees even if such EnterpriseBuyer - Desktop Edition and the EnterpriseBuyer - Professional Edition are licensed to an Established Marketplace. For purposes of this Agreement, "Established" for either Party shall be measured as of June 30, 2000 (unless otherwise specifically agreed with respect to particular opportunities) and shall mean that either (1) a definitive agreement for the creation of such Marketplace Portal has been executed or (2) a detailed memorandum of understanding has been formalized, executed, and announced as of such date.

  13.2   Sharing of Revenues Collected from New Deals.

  13.2.1   Business Model.

  Royalties (as a percentage of License Fees, Revenue Share, equity in Newco's, and other portal fees) shall be paid by SAP to C1 and by C1 to SAP for each licensing of the Joint Offering. The royalties, as set forth herein and in Exhibit B, shall remain applicable until December 31, 2001. On or before December 31, 2001, the Parties shall mutually agree upon a new royalty structure for the remainder of the initial three (3) year term.

  The Parties agree that in the event they are unable to reach an agreement or in the event of any termination of this Agreement, the then existing royalty arrangements shall remain applicable until the Parties reach an agreement to the contrary.

  13.2.2   License Fees.

  From the Effective Date through December 31, 2001, the License Fees received by the licensing Party shall be split equally between C1 and SAP on all sales of the Joint Offering.

  13.2.3   Maintenance Fees.

  Maintenance fees for the EnterpriseBuyer Desktop Edition and the EnterpriseBuyer Professional Edition will be split as set forth in Exhibit B-2 and shall be based on the obligations of the Parties to perform maintenance and support services. With respect to the Joint Offering, or, if such split does not result in equivalent fees generally paid to each Party for maintenance received under each Party's existing offerings, the applicable maintenance fee split shall be mutually determined by the Parties with the goal of preserving general equivalent maintenance fees for each Party under each Party's existing offering. The payment of maintenance fees pursuant to Exhibit B-2 includes access to Updates and Upgrades made commercially available by either Party at no additional fee.

  13.2.4   Revenue Share.

  From the Effective Date through December 31, 2001, Revenue Share and any other consideration received by the selling Party shall be split equally between C1 and SAP on all sales of the Joint Offering. The Parties agree that nothing herein is intended to create any sharing of revenues or other consideration arising from products or services not defined by the Parties as part of the Joint Offering. The Revenue Share split between SAP and C1 established pursuant to this provision shall survive notwithstanding the termination of this Agreement provided that the customer using the Joint Offering continues to use any o f the technical components licensed as part of the Joint Offering and provided by either SAP or C1 (as applicable).

  During the term of this Agreement and for the three (3) years thereafter, a Party shall always be entitled to its share of the Revenue Share paid by a customer whether or not such customer continue to use such Party's technical components. Notwithstanding the preceding, in the event that (i) a Party terminates, at any time during the three (3) years following termination of this Agreement and pursuant to a written notice, its right to license the other Party's technical components defined as part of the Joint Offering, and (ii) a customer ceases to use all of such other Party's technical components licensed as part of the Joint Offering, such other Party shall no longer be entitled to its share of the Revenue Share paid by such customer and the Party which has terminated its right to license the other Party's technical components shall be entitled to collect from such customer all Revenue Share paid by such customer.

  After the expiration of the three (3) year period following the termination of this Agreement, should a customer cease to use all of a Party's technical components licensed as part of the Joint Offering, such Party shall no longer be entitled to its share of the Revenue Share paid by such customer and the other Party shall be entitled to collect from such customer all Revenue Share paid by such customer.

  The terms and conditions applicable to the continuing obligation (as set forth in this Section) of a Party to pay to the other Party Revenue Share collected from Marketplace Portals shall apply to all Revenue Share payment obligations that may arise pursuant to this Agreement.

  13.2.5   Other Receipts From the Sale of the Joint Offering.

  From the Effective Date through December 31, 2001, equity and any other consideration received by the licensing Party shall be split equally between C1 and SAP on all sales of the Joint Offering subject to the agreement between the licensing party and its customer. The Parties agree that nothing herein is intended to create any sharing of revenues or other consideration arising from products or services not defined by the Parties as part of the Joint Offering.

  13.2.6   Prepayments.

  Prepayments shall be in accordance with Exhibit B.

  13.3   Payments.

  13.3.1   To C1. SAP shall make such payments to C1 within thirty (30) days of the end of the calendar quarter in which such royalties or fees accrue in accordance with GAAP. All payments due to C 1 shall be made in United States dollars at Cl's address as indicated in this Agreement or at such other address as C1 may from time to time indicate by proper notice hereunder.

  13.3.2   To SAP. C1 shall make such payments to SAPMarkets within thirty (30) days of the end of the calendar quarter in which such royalties or fees accrue in accordance with GAAP. All payments due to SAP shall be made in United States dollars at SAPMarkets' address as indicated in this Agreement or at such other address as SAPMarkets may from time to time indicate by proper notice hereunder.

  13.4   Currency.

  The Parties shall always use the average Noon Buying Rate published by the Federal Reserve Bank of New York during the month giving rise to payment for conversion between foreign currencies and United States Dollars. All costs related to currency conversion shall be borne by the paying Party.

  13.5   Withholding Taxes.

  All taxes based on income as may be imposed by any federal, state or local government entity for payments received under this Agreement will be borne by the recipient of payments (the "Recipient").

  If the Party making such payments (the "Payer") is required by law to withhold tax ("Withholding Tax") from any gross payment to the Recipient under this Agreement, Payer shall be entitled to withhold or deduct such tax from the gross amount to be paid. However, Payer shall use all endeavors to reduce any such withholding tax payable to the lowest possible rate subject to compliance with all applicable laws and double taxation treaties. The Payer will in the case of any withholding of tax provide to the Recipient a receipt from the relevant tax authority to which such withholding tax has been paid.

  All other taxes or charges of any kind (including but not limited to, customs duties, tariffs, excise, gross receipts, sales and use and value added tax) except income or corporation taxes will be borne by the Payer. If any such tax or duty is due under this Agreement, Payer will increase payment under this Agreement by such amount as shall ensure that after such payment, Recipient shall have received an amount equal to the payment otherwise required.

  The Payer shall be responsible for and hold the Recipient harmless from all claims and liability arising from the Payer's failure support or pay any Withholding Tax, duties, tariffs and other charges.

  Each Party shall also be responsible for and hold the other Party harmless from all taxes and other matters required of self-employed individuals by any governmental authority, including the withholding and payment of all such taxes. Such responsibility shall also extend to all employees and agents, all employees and agents furnished to a Party by any subcontractor, and all persons furnished by any broker or agency in connection with the performance of this Agreement. Such taxes shall include, but not be limited to, all federal, state and local taxes, including earnings taxes, employment taxes and payroll taxes.

  CROSS LICENSE FOR DEVELOPMENT PURPOSE.

  14.1   Internal Use.

  14.1.1   C1.

  C1 hereby grants SAP a non-exclusive, worldwide, limited to the term of this Agreement, non transferable, internal right (subject to the restrictions imposed by Cl's existing exclusivity commitments as set forth in Exhibit E-1) to use, display, perform and modify (in accordance with the provisions of the Joint Development) the C1 Technology and the Desktop Editions of the Electronic Procurement Applications that may be provided to SAP, if any, for purposes of the Joint Development Agreement. The exact list of those C1 Technology and the Desktop Editions of the Electronic Procurement Applications licensed to SAP, for purposes of the Development Effort, if any, pursuant to this Section shall be set forth in the Joint Development Agreement. The license granted hereunder is in object and source code form for use only in connection with the Development Effort.

  14.1.2   C1 Source Code Freeze.

  Commencing on the effective date of termination of the Joint Development Agreement, SAP'S right and license to the Source Code to the C1 Technology and the Desktop Editions of the Electronic Procurement Applications (used for the Development Effort) under Section 14.1.1 shall be limited to the commercial release or version of such C1 Technology and Desktop Editions of the Electronic Procurement Applications (used for the Development Effort) that is commercially available as of the effective date of termination of the Joint Development Agreement thereof and such right and license to the Source Code shall be limited to use only for support and maintenance, if any. As of the effective date of termination of the Joint Development Agreement, C1 shall be relieved of its obligations to deliver any further Source Code for Updates and Updates of the C1 Technology and the Desktop Editions of the Electronic Procurement Applications which may become commercially available after the effective date of termination of the Joint Development Agreement.

  14.1.3   SAP.

  SAP hereby grants C1 a non-exclusive, worldwide, limited to the term of this Agreement, non transferable, internal right (subject to the restrictions imposed by SAP, existing exclusivity commitments as set forth in Exhibit E-1) to use, display, perform and modify (in accordance with the provisions of the Joint Development Agreement) the SAP Applications and the Professional Editions of the Electronic Procurement Applications that may be provided to C1, if any, for purposes of the Development Effort. The exact list of those SAP Applications and the Professional Editions of the Electronic Procurement Applications licensed to C1, for purposes of the Development Effort, pursuant to this Section, if any, shall be set forth in the Joint Development Agreement. The license granted hereunder is in object and source code form for use only in connection with the Development Effort.

  14.1.4   SAP Source Code Freeze.

  Commencing on the effective date of termination of the Joint Development Agreement, Cl's right and license to the Source Code to the SAP Applications and Professional Editions of the Electronic Procurement Applications (used for the Development Effort) under Section 14.1.3 shall be limited to the commercial release or version of such SAP Applications and Professional Editions of the Electronic Procurement Applications (used for the Development Effort) that is commercially available as of the effective date of termination of the Joint Development Agreement thereof and such right and license to the Source Code shall be limited to use only for support and maintenance. As of the effective date of termination of the Joint Development Agreement, SAP shall be relieved of its obligations to deliver any further Source Code for Updates and Updates of the SAP Applications and the Professional Editions of the Electronic Procurement Applications which may become commercially available after the effective date of termination of the Joint Development Agreement.

  14.2   On-Going Licensing.

  The Parties agree that all interfaces related to the Joint Offering shall be licensed by the developing Party to the other Party in accordance with the terms and conditions of Section 14.1 on an on-going basis.

  14.3   Development Partners.

  The Parties may agree, on a case by case basis, to grant to some of their development partners, upon the mutual agreement of the Parties and provided the execution by such development partners of a customary development license and confidentiality agreement, the right to use the technical components in order to allow such development partners to participate in the Development Effort. The disclosing Party agrees to indemnify and defend the non-disclosing Party against damage resulting from or arising out of any act or omission of such Party's development partners in accordance with the indemnification and limitation of liability provisions set forth in this Agreement.

  14.4   Cross Licensing at Termination.

  In the event of the expiration or termination of this Agreement, the cross licenses set forth in Section 14.1 and in Section 14.2 shall continue until termination of the OEM rights set forth in Section 15 below.

  LICENSING RIGHTS.

  15.1   License from C1 to SAP.

  15.1.1   C1 Technology.

  C1 hereby grants to SAP and its Affiliates, for the term of this Agreement and the three (3) year period following the termination of this Agreement, under all of C1's Intellectual Property Rights in C1 Technology (including Updates and Upgrades), a limited, nonexclusive, worldwide "OEM" (object code) license to make or have made copies, use, license, offer to license, import, distribute, reproduce, export and otherwise transfer the C1 Technology but only when incorporated in the Joint Offering with all of the SAP Applications or in the Desktop Editions of the Electronic Procurement Applications. SAP and its Affiliates shall only license the C1 Technology with all the technical components listed as part of the Joint Offering.

  In addition, C1 hereby grants to SAP, its Affiliates and Approved Distributors, during the tern of this Agreement and the three (3) year period following the termination of this Agreement, a limited, nonexclusive, worldwide "OEM" (object code only) license to make or have made copies, use, license, offer to license, import, distribute, reproduce, export and otherwise transfer the Desktop Editions of the Electronic Procurement Applications (and any subsequent versions released during the term of this Agreement and the three (3) year period following the termination of this Agreement) outside the scope of the Joint Offering to any of its customers. SAP, its Affiliates, and Approved Distributors shall have no right under Cl's Intellectual Property Rights apart from the foregoing. Such license is non- transferable except as otherwise provided in this Agreement. Such license shall expire three (3) years from the effective date of termination of this Agreement.

  SAP may terminate the license grant herein by providing C1 with thirty (30) days notice. Upon the effective date of termination, SAP, its Affiliates and Approved Distributors shall not be subject to the exclusivity commitments in Section 7.1.

  15.1.2   NetMarket Maker Solution.

  C1 hereby grants to SAP and its Affiliates, during the term of this Agreement, under all of C1's Intellectual Property Rights in the NetMarket Maker Solution, a nonexclusive, limited right to make or have made copies, use, license, offer to license, import, distribute, reproduce, export and otherwise transfer the NetMarket Maker Solution in any territory provided that SAP shall not bundle the NetMarket Maker Solution with any other application. SAP shall have no right under C1's Intellectual Property Rights with respect to the NetMarket Maker Solution apart from the foregoing. SAP shall always license the NetMarket Maker Solution under C1 branding. Such license is non-transferable except as otherwise provided in this Agreement. Such license shall expire three (3) years from termination of this Agreement unless such license is terminated earlier for convenience by C1 or SAP upon one hundred and eighty (180) days prior written notice; provided that C1 may not provide notice of termination of such license for convenience until after the first anniversary of the Effective Date. The rights granted by Cl to SAP and its Affiliates under this Section 15.1.2 shall terminate immediately upon the material breach by SAP, its Subsidiaries or Affiliates of the terms and, conditions of this Agreement. Notwithstanding the foregoing, if SAP prepays for NetMarket Maker Solution licenses in accordance with Exhibit B, any termination by C1 or SAP shall not affect SAP's rights to license the prepaid NetMarket Maker Solution licenses to customers. Upon the effectiveness of a termination for convenience as set forth herein, the exclusivity obligations applicable to SAP set forth in Section 7.1.2 shall terminate.

  15.2   License from SAP to C1.

  15.2.1   General.

  SAP AG and/or SAPMarkets, as the case may be, hereby grants to C1 and its Subsidiaries and Affiliates, during the term of this Agreement and the three (3) year period following the termination of this Agreement, under all of SAP's Intellectual Property Rights in SAP Applications (including Updates and Upgrades), a nonexclusive, worldwide "OEM" (object code only) license to make or have made copies, use, license, offer to license, import, distribute (directly or by sublicense, through the C1 distribution channels), reproduce, export and otherwise transfer the SAP Applications but only when incorporated in the Joint Offering with all of C1 Technology or in the Professional Editions of the Electronic Procurement Applications. C1 and its Affiliates shall only license the SAP Applications with all the technical components listed as part of the Joint Offering.

  In addition, SAP hereby grants C1 a nonexclusive, worldwide "OEM (object code) license to make or have made copies, use, license, offer to license, import, distribute, reproduce, export and otherwise transfer the Professional Editions (Requisition and Professional Users) of the Electronic Procurement Applications (and any subsequent versions released during the term of this Agreement and the three (3) year period following the termination of this Agreement) outside the scope of the Joint Offering to any of its customers. C1 shall have no right under SAP's Intellectual Property Rights apart from the foregoing. Such licenses are non-transferable except as otherwise provided in this Agreement. Such licenses shall expire three (3) years from the effective date of termination of this Agreement.

  C1 may terminate the license grant herein by providing SAP with thirty (30) days notice. Upon the effective date of termination, C1 and it Affiliates shall not be subject to the exclusivity commitments in Section 7.2.

  15.3   No Restrictions.

  C1 reserves all rights not expressly granted in this Agreement in and to the C1 Technology. SAP reserves all rights not expressly granted in this Agreement in and to the SAP Applications.

  15.4   General Terms.

  15.4.1   General Restrictions on Distribution.

  The Parties agree to comply with, and shall require each of their distributors to comply with, all applicable laws, rules and regulations to preclude the acquisition of unlimited rights to technical data, software and documentation provided with the Joint Offering to a governmental agency, and ensure the inclusion of the appropriate "Restricted Rights" or "Limited Rights" notices required by U.S. Government agencies.

  15.4.2   Distributor License Agreement.

  The Parties shall procure from each of their distributors (even if a Subsidiary), an executed copy of a distribution license agreement sufficient to ensure that such distributors are required to comply with the relevant terms of this Agreement.

  15.4.3   Customer License Agreements.

  The Parties and their distributors shall distribute the Joint Offering to customers only under the terms of, and shall ensure that the Joint Offering is subject to, end user license agreements with terms at least as restrictive as those set forth in the applicable customer license agreement to be developed by the Parties within thirty (30) days from the Effective Date.

  15.5   Enforcement of Distributors Agreements.

  The Parties shall use their best efforts to enforce each distributor license agreement and customer agreement, whichever may be relevant, with at least the same degree of diligence used in enforcing similar agreements governing others, which in any event shall be sufficient to adequately enforce such agreements. Each Party shall use commercially reasonable efforts to protect the Intellectual Property Rights of the other Party, notify such other Party of any breach of a material obligation under a distributor license agreement or a customer license agreement affecting the Joint Offering, and cooperate in any legal action to prevent or stop unauthorized use, reproduction or distribution of the Joint Offering.

  15.6   Reverse Engineering and Modification Prohibition.

  C1 agrees not to reverse engineer, decompile, or disassemble the SAP Applications or the Professional Editions of the Electronic Procurement Applications. C1 agrees not to create derivative works based on the SAP Applications or the Professional Editions of the Electronic Procurement Applications at any time without written consent from SAP, except that C1 may bundle or integrate the SAP Applications and the MarketBuyer Professional Edition with the C1 Technology as part of the Joint Offering. C1 shall obtain written commitments from customers not to: (i) reverse engineer, decompile, disassemble the SAP Applications or the Professional Editions of the Electronic Procurement Applications; (ii) create derivative works based on the SAP Applications or the Professional Editions of the Electronic Procurement Applications; or (iii) modify the SAP Applications or the Professional Editions of the Electronic Procurement Applications without written permission from SAP, prior to the release of the SAP Applications and the Professional Editions of the Electronic Procurement Applications to such customers, to the extent permitted by applicable laws.

  SAP agrees not to reverse engineer, decompile, or disassemble the C1 Technology or the Desktop Editions of the Electronic Procurement Applications. SAP agrees not to create derivative works based on the C1 Technology or the Desktop Editions of the Electronic Procurement Applications at any time without written consent from C1, except that SAP may bundle or integrate the C1 Technology or the MarketBuyer Desktop Edition with the SAP Applications as part of the Joint Offering. SAP shall obtain written commitments from customers not to: (i) reverse engineer, decompile, disassemble the C1 Technology or the Desktop Editions of the Electronic Procurement Applications; (ii) create derivative works based on the C1 Technology or the Desktop Editions of the Electronic Procurement Applications; or (iii) modify the C1 Technology or the Desktop Editions of the Electronic Procurement Applications without written permission from C1, prior to the release of the C1 Technology or the Desktop Editions of the Electronic Procurement Applications to such customers, to the extent permitted by applicable law.

  EXISTING PARTNERS.

  The Parties will enter into arrangements with the Parties' existing partners to enable (i) SAP and C1 to license directly the Joint Offering in all territories with the cooperation, participation and sales and marketing support of relevant existing partners, and (ii) for such regional marketplace partners to obtain preferred status as a provider of business services and/or hosting services related to the Joint Offering within their respective territories or vertical industries (subject to resolution of any overlaps).

  The Parties will use their reasonable best efforts to enter into arrangements with each of C1 and SAP'S existing partners (including, specifically without limitation, C1's Global Trading Web marketplace partners) to enable (i) SAP and C1 to license directly the Joint Offering in all territories with the cooperation, participation and sales and marketing support of relevant existing Global Trading Web partners, (ii) for such GTW regional and vertical marketplace partners to obtain preferred status as a provider of business services and/or hosting services related to the Joint Offering within their respective territories or vertical industries (subject to resolution of any overlaps), and (iii) to create a joint go-to-market distribution strategy for the sale of the EnterpriseBuyer Desktop Edition and the EnterpriseBuyer Professional Edition. The Parties agree to negotiate in good faith, as part of the initial launch of the Joint Offering, with the GTW such existing partners to license the MarketSet solution Joint Offering to each partner. In connection with the licensing of the Joint Offering by C1 or SAP to each of the partners, or in the alternative in connection with the establishment of other mutually beneficial distribution arrangements with each of the partners, the parties agree and to negotiate in good faith with each such partner to establish agree upon appropriate distribution strategies/referral relationships that leverage the relative strengths of each of the parties, all with the goal of supporting each such existing GTW marketplaces partner's horizontal or vertical marketplace marketplaces and driving mutual business opportunities (including, without limitation, driving buyer and supplier participation to such partner's GTW marketplaces).

  INTERFACE LICENSING.

  17.1   C1 License of Interfaces to SAP.

  C1 hereby grants to SAP a perpetual license to all Interfaces developed by C1 for the Joint Offering and owned by C1, subject only to the payment by SAP of the amounts provided in this Agreement. Such license shall be unrestricted as to field of use, except for those limitations set forth in this Agreement. C1 also hereby grants to SAP a non-exclusive, perpetual, non-terminable, fully sublicensable right, under any patents issued anywhere in the world for which C1 is or becomes the beneficial or legal owner related to Interfaces which were reduced to practice in the course of the Development Effort, to make, have made, practice, have practiced, use, lease, sell and otherwise transfer any and all inventions, methods or processes which are the subject of any claim of any such patent for such Interface.

  17.2   SAP License of Interfaces to C1.

  SAP hereby grants to C1 a perpetual license to all Interfaces developed by SAP for the Joint Offering and owned by SAP, subject only to the payment by C1 of the amounts provided in this Agreement. Such license shall be unrestricted as to field of use, except for those limitations set forth in this Agreement. SAP also hereby grants to C1 a non-exclusive, perpetual, non-terminable, fully sublicensable right, under any patents issued anywhere in the world for which SAP is or becomes the beneficial or legal owner related to those interfaces which were reduced to practice in the course of the Development Effort, to make, have made, practice, have practiced, use, lease, sell and otherwise transfer any and all inventions, methods or processes which are the subject of any claim of any such patent for such interface.

  INTELLECTUAL PROPERTY RIGHTS.

  18.1   Ownership of Intellectual Property Rights in and to the Joint Offering.

  Neither SAP nor C1 shall acquire any Intellectual Property Rights into the Joint Offering as a whole. Each of the Parties hereby covenants that it shall not register, or attempt to, any Intellectual Property Rights in and to the Joint Offering as a whole under any jurisdiction in the world, except as may be agreed upon by the Parties in a written agreement.

  18.2   Preexisting Software.

  18.2.1   C1 Proprietary Rights to its Preexisting Software.

  Title to and ownership in and to any of the preexisting C1 Technology and the Desktop Editions of the Electronic Procurement Applications and associated software whether in machine-readable or printed form, and including, without limitation, the C1 Technology and the Desktop Editions of the Electronic Procurement Applications provided by C1 hereunder, and any derivative works thereof, compilations, or collective works thereof and all related technical know-how and all Intellectual Property Rights therein, are and shall remain the exclusive property of C1 and its suppliers. SAP shall not take any action to jeopardize, limit or interfere in any manner with Cl's ownership of and rights with respect to the preexisting C1 Technology, the Desktop Editions of the Electronic Procurement Applications, and the associated software. SAP shall have only those limited rights to use the preexisting C1 Technology, the Desktop Editions of the Electronic Procurement Applications, and the associated software expressly granted to it pursuant to this Agreement.

  18.2.2   SAP Proprietary Rights to its Preexisting Software.

  Title to and ownership in and to any of the preexisting SAP Applications, the Professional Editions of the Electronic Procurement Applications, and the associated software whether in machine-readable or printed form, and including, without limitation, the SAP Applications and the Professional Editions of the Electronic Procurement Applications provided by SAP AG and/or SAPMarkets hereunder and any derivative works thereof, compilations, or collective works thereof and all related technical know-how and all Intellectual Property Rights therein, are and shall remain the exclusive property of SAP AG and/or SAPMarkets and its supplies. C1 shall not take any action to jeopardize, limit or interfere in any manner with SAP'S ownership of and rights with respect to the preexisting SAP Applications, the Professional Editions of the Electronic Procurement Applications, and the associated software. C1 shall have only those limited rights to use the preexisting SAP Applications, the Professional Editions of the Electronic Procurement Applications, and the associated software expressly granted to it pursuant to this Agreement.

  18.3   NetMarket Maker Solution.

  Title to and ownership in and to the NetMarket Maker Solution and any related developed software and any associated software whether in machine-readable or printed form provided by C1 hereunder, and any derivative works thereof, compilations, or collective works thereof and all related technical know-how and all Intellectual Property Rights therein, are and shall remain the exclusive property of C1 and its suppliers. SAP shall not take any action to jeopardize, limit or interfere in any manner with Cl's ownership of and rights with respect to the NetMarket Maker Solution. SAP shall have only those limited rights to use the NetMarket Maker Solution and associated software expressly granted to it pursuant to this Agreement.

  18.4   Ownership of Developed Software.

  18.4.1   Professional Editions of the Electronic Procurement Applications.

  SAP shall own all Intellectual Property Rights in and to the Professional Editions of the Electronic Procurement Applications. C1 shall assign and transfer to SAP all Intellectual Property Rights it may have in the Professional Editions of the Electronic Procurement Applications provided that C1 has received the licensing rights, granted by SAP as set forth in Section 15.2, in and to the Professional Editions of the Electronic Procurement Applications (and any subsequent versions released during the three (3) year period from the termination of this Agreement).

  18.4.2   Desktop Editions of the Electronic Procurement Applications.

  C1 shall own all Intellectual Property Rights in and to the Desktop Editions of the Electronic Procurement Applications. SAP shall assign and transfer to C1 all Intellectual Property Rights it may have in the Desktop Editions of the Electronic Procurement Applications provided that SAP has received the licensing rights, granted by C1 as set forth in Section 15.1, in and to the Desktop Editions of the Electronic Procurement Applications (and any subsequent versions released during the three (3) year period from the termination of this Agreement).

  18.4.3   Auction Software.

  C1 shall own all Intellectual Property Rights in and to the Auction Technology and SAP shall assign and transfer to C1 all Intellectual Property Rights it may have in the Auction Technology provided that that SAP has received the licensing rights, granted by C1 as set forth in Section 15.1, in and to the Auction Technology (and any subsequent versions released during the three (3) year period from the termination of this Agreement).

  18.4.4   CBL Extensions.

  Ownership of Intellectual Property Rights in and to the CBL extensions that may be jointly developed shall be in accordance with the Joint Development Agreement.

  18.4.5   User Interface.

  The user interface for the Joint Offering shall be jointly developed by the Parties utilizing SAP'S workplace technology and Cl's Portal Builder technology, provided the Parties reach mutual agreement on joint branding.

  The jointly developed user interface shall be jointly owned by the Parties provided, however, that the term "user interface," for purposes of this sentence, shall not include (i) any proprietary elements of the SAP Workplace technology which shall be licensed to C1 in accordance with the terms set forth in Section 15 of this Agreement, and (ii) any proprietary elements of the C1 Portal builder technology which shall be licensed to SAP in accordance with the terms set forth in Section 15 of this Agreement.

  18.5   Ownership of Other Jointly Developed Software other than as per Section 18.3.

  The Parties agree that all matters related to the ownership of new jointly developed technology and/or software other than the technology and/or software described in Section 18.3 shall be decided by the Development Committee.

  The Parties agree that, upon attribution of ownership of a new jointly developed software to a Party, the other Party shall be granted a de jure licensing right in and to such new jointly developed software in accordance with the terms and conditions of this Agreement.

  18.6   Residual Knowledge.

  Except as provided in this Section 18, neither Party transfers, assigns or grants to the other Party any ownership or exclusive license to any (i) data processing ideas, (ii) programming techniques, (iii) e-commerce consulting methodologies, and (iv) systems integration techniques. Both Parties agree that the other Party shall have the right to continue to use any residual knowledge for its own benefit in developing its own business provided that the confidential nature of such residual knowledge is maintained and provided that both Parties comply with their obligations set forth in Section 7.

  18.7   Developed Software Materials.

  Upon attribution of the related Intellectual Property Rights by the Development Committee, the Parties shall place an appropriate electronic plaque, emblem and/or decal thereon, including evidence of the designated Party's ownership of related materials while in the possession of the other Party.

  18.8   Third-Party Software.

  Rights to third party software shall be governed by the license agreements with third party licensors.

  18.9   Proprietary Notices.

  18.9.1   No Alteration of Notices.

  The Parties and their employees and agents shall not remove or alter any trademark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in copies of the C1 Technology and/or the SAP Applications, the Electronic Procurement Applications and/or the NetMarket Maker Solution as delivered by one Party to the other and shall use the same notices, legends, symbols, or labels in and on copies of the C1 Technology and/or the SAP Applications and associated software as are contained in and on such of the C1 Technology and/or the SAP Applications and associated software.

  18.9.2   Notice.

  Each portion of the of the C1 Technology and/or the SAP Applications and associated software reproduced by SAP and/or C1 shall include the intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by C1 and/or SAP hereunder.

  The Parties shall ensure that all copies of the of the C1 Technology and/or the SAP Applications as used or licensed pursuant to this Agreement conspicuously display the following notice: Copyright (2000 (or other appropriate year(s)), [Cl /SAP]. All Rights Reserved.

  WARRANTIES.

  19.1   Warranties.

  19.1.1   Conformity to Specifications.

  For a period of six (6) months from delivery to the applicable customer, each Party warrants to the other Parties that its technical components included within the Joint Offering and the Electronic Procurement Applications shall substantially comply with the technical specifications set forth in the applicable product documentation agreed upon by the Development Committee. For a period of ninety (90) days from delivery to the applicable customer, C1 warrants to SAP that its technical components included within the NetMarket Maker Solution shall substantially comply with the technical specifications set forth in the applicable product documentation. If a Party discovers any defects or non conformities in any such components, the discovering Party shall notify, in writing within thirty (30) business days from discovery, the Party that owns and delivers the defective technical component.

  19.1.2   Remedy.

  Should any technical component included within the Joint Offering, the Electronic Procurement Applications or the NetMarket Maker Solution fail to meet the warranty standard set out in Section 19.1.1 above, the owning Party's obligation shall be, at its option, to bring the performance of the technical component into substantial compliance with the technical specifications or to replace the defective technical component. In the event such Party fails to do so within a reasonable period of time, not to exceed ninety (90) days after receipt of the written notice of such noncompliance, the notifying Party may terminate this agreement pursuant to Section 23.3 hereof.

  19.1.3   Costs.

  Any Party receiving notice of a defect shall pay for all related expenses (including without limitation labor and travel expenses) necessary to fulfill its warranty obligations under this Agreement.

  19.1.4   Year 2000.

  Cl represents and warrants that the C1 Technology, the Desktop Editions of the Electronic Procurement Applications, and the NetMarket Maker Solution and SAP represents and warrants that the SAP Applications and the Professional Editions of the Electronic Procurement Applications are, and in future releases will be, Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" shall mean the ability of the Party's respective technology to provide the following functions:

    consistently handle date information, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

    respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and

    store and provide output of date information in ways that are unambiguous as to century.

  19.2   Disclaimer of Warranties.

  EXCEPT FOR THE FOREGOING, NEITHER C1 NOR SAP MAKES ANY OTHER WARRANTIES TO THE OTHER WITH RESPECT TO THE OPERATION OR PERFORMANCE OF ANY OF THE SOFTWARE DEVELOPED OR LICENSED BY EITHER PARTY TO THE OTHER PURSUANT TO THIS AGREEMENT, AND C1 AND SAP EACH HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

  REPRESENTATIONS & COVENANTS.

  20.1   C1.

  C1 represents and covenants to SAP that (i) it has full power and authority to enter into and perform this Agreement; (ii) it owns or has obtained the necessary rights, title and interest in the C1 Technology, the NetMarket Maker Solution and the Desktop Editions of the Electronic Procurement Applications, including any third party technology embedded therein; (iii) there are no pending material patent, copyright, trademark or other intellectual property infringement claims against any Intellectual Property Rights of C1 with respect to the C1 Technology, the NetMarket Maker Solution and the Desktop Editions of the Electronic Procurement Applications in the Intellectual Property Territories, and (iv) that its performance of the obligations under this Agreement does not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or any other proprietary right in the Intellectual Property Territories.

  20.2   SAP.

  SAP represents and covenants to C1 that (i) it has full power and authority to enter into and perform this Agreement; (ii) it owns or has obtained the necessary rights, title and interest in the SAP Applications and the Professional Editions of the Electronic Procurement Applications, including any third party technology embedded therein; (iii) there are no pending material patent, copyright, trademark or other intellectual property infringement claims against any Intellectual Property Rights of SAP with respect to the SAP Applications and the Professional Editions of the Electronic Procurement Applications in the Intellectual Property Territories and (iv) that its performance of the obligations under this Agreement does not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or any other proprietary right in the Intellectual Property Territories.

  INDEMNIFICATION.

  21.1   Intellectual Property Indemnity from C1.

  C1 agrees to defend and indemnify SAP against any and all liability, loss, damage, cost and expense (including cost of defense and reasonable attorney's fees) which SAP may hereafter suffer itself or pay out to another by reason of any claim, or actions arising out of such claim, filed and originating in the Intellectual Property Territories that the Cl Technology, the MarketSite Software, the NetMarket Maker Solution or the Desktop Editions of the Electronic Procurement Applications infringe any patent, copyright, trademark, trade secret or other intellectual property right of a third party or the use or disclosure by C1 or its representatives of proprietary information or trade secrets of others.

  Cl's obligations under this Section 21.1 are subject to the following conditions and obligations of SAP: (i) SAP agrees to notify promptly C1 upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) SAP shall permit C1 to have the sole right to control the defense of any such claim; (iii) SAP agrees to provide reasonable assistance to C1 at Cl's expense, in the defense of same; and (iv) SAP will not enter into any settlement agreement or otherwise settle any such claim without Cl's express prior consent or request. SAP may, at its own expense, participate in the defense of any such claim or action.

  In addition to its obligations set forth in this Section 21.1, C1 agrees that in the event SAP is enjoined from using any C1 Technology, the MarketSite Software, the Desktop Editions of the Electronic Procurement Applications or the NetMarket Maker Solution provided as part of the Joint Offering or licensed to SAP pursuant to this Agreement, C1 shall, at its expense, (i) replace or modify the infringing portion of the C1 Technology, the MarketSite Software, the Desktop Editions of the Electronic Procurement Applications and the NetMarket Maker Solution so it becomes non-infringing, yet functionally equivalent or (ii) procure for SAP the right to continue using the C1 Technology, the MarketSite Software, the Desktop Editions of the Electronic Procurement Applications and the NetMarket Maker Solution.

  21.2   Intellectual Property Indemnity from SAP.

  SAP agrees to defend and indemnify C1 against any and all liability, loss, damage, cost and expense (including cost of defense and reasonable attorney's fees) which C1 may hereafter suffer itself or pay out to another by reason of any claim, or actions arising out of such claim, filed and originating in the Intellectual Property Territories that the SAP Applications or Professional Editions of the Electronic Procurement Applications infringe any patent, copyright, trademark, trade secret or other intellectual property right of a third party or the use or disclosure by SAP or its representatives of proprietary information or trade secrets of others.

  SAP'S obligations under this Section 21.2 are subject to the following conditions and obligations of C1: (i) C1 agrees to notify promptly SAP upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) C1 shall permit SAP to have the sole right to control the defense of any such claim; (iii) C1 agrees to provide reasonable assistance to SAP at SAP'S expense, in the defense of same; and (iv) C1 will not enter into any settlement agreement or otherwise settle any such claim without SAP'S express prior consent or request. C1 may, at its own expense, participate in the defense of any such claim or action.

  In addition to its obligations set forth in this Section 21.2, SAP agrees that in the event C1 is enjoined from using any SAP Applications or the Professional Editions of the Electronic Procurement Applications provided as part of the Joint Offering or licensed to C1 pursuant to this Agreement, SAP shall, at its expense, (i) replace or modify the infringing portion of the SAP Applications and the Professional Editions of the Electronic Procurement Applications so it becomes non-infringing, yet functionally equivalent or (ii) procure for C1 the right to continue using the SAP Applications and the Professional Editions of the Electronic Procurement Applications.

  21.3   Customer Indemnity.

  21.3.1   From SAP.

  SAP agrees to indemnify C1 against any and all liability, loss, damage (including but not limited to damages resulting from rescission of contract or reduction of License Fees), cost and expense (including cost of defense and reasonable attorney's fees), as awarded pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction, or pursuant to mutual agreement of the Parties which C1 may hereafter suffer itself or pay out to a customer of the Joint Offering or of the Professional Editions of the Electronic Procurement Applications by reason of a claim brought against C1 by such customer of the Joint Offering because of SAP's material breach of the warranties set forth in the end user agreement and for which SAP is responsible provided that (i) such warranties do not exceed the scope of the warranties set forth in Section 19.1, and (ii) such incurred liability can not be limited contractually under mandatory law, and (iii) C1 used its best efforts to mitigate such liability.

  SAP's obligations under this Section 21.3 are subject to the following conditions and obligations of C1: (i) C1 agrees to notify promptly SAP upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) C1 shall permit SAP to have the sole right to control the defense of any such claim; (iii) C1 agrees to provide reasonable assistance to SAP at SAP'S expense, in the defense of same; (iv) C1 provides sufficient evidence of the impossibility of limiting the incurred liability under applicable laws, and (v) C1 will not enter into any settlement agreement or otherwise settle any such claim without SAP'S express prior consent or request. C1 may, at its own expense, participate in the defense of any such claim or action.

  21.3.2   From C1.

  C1 agrees to indemnify SAP against any and all liability, loss, damage (including but not limited to damages resulting from rescission of contract or reduction of License Fees), cost and expense (including cost of defense and reasonable attorney's fees), as awarded pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction, or pursuant to mutual agreement of the Parties, which SAP may hereafter suffer itself or pay out to a customer of the Joint Offering, or of the Desktop Editions of the Electronic Procurement Applications or of the NetMarket Maker Solution by reason of a claim brought against SAP by such customer of the Joint Offering because of C1's material breach of the warranties set forth in the end user agreement and for which C1 is responsible provided that (i) such warranties do not exceed the scope of the warranties set forth in Section 19.1, and (ii) such incurred liability can not be limited contractually under mandatory law, and (iii) SAP used its best efforts to mitigate such liability.

  Cl's obligations under this Section 21.3 are subject to the following conditions and obligations of SAP: (i) SAP agrees to notify promptly C1 upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) SAP shall permit C1 to have the sole right to control the defense of any such claim; (iii) SAP agrees to provide reasonable assistance to SAP at SAP's expense, in the defense of same; (iv) SAP provides sufficient evidence of the impossibility of limiting the incurred liability under applicable laws, and (v) SAP will not enter into any settlement agreement or otherwise settle any such claim without Cl's express prior consent or request. SAP may, at its own expense, participate in the defense of any such claim or action.

  21.4   General Indemnity.

  C1 agrees to defend and indemnify SAP and its directors, officers and employees against all liability, loss, damage, costs and expenses (including cost of defense and reasonable attorneys' fees) which any or all of them may hereafter suffer themselves or pay out to another by reason of any claim, action, or right of action, at law or in equity because of any injury, including death, to persons or damage to tangible property (excluding data or any similar concept) which arises out of or is in connection with the performance of this Agreement to the extent caused by the negligence or willful misconduct of C1, its employees or agents.

  SAP agrees to defend and indemnify C1 and its directors, officers and employees against all liability, loss, damage, costs and expenses (including cost of defense and reasonable attorneys' fees) which any or all of them may hereafter suffer themselves or pay out to another by reason of any claim, action, or right of action, at law or in equity because of any injury, including death, to persons or damage to tangible property (excluding data or any similar concept) which arises out of or is in connection with the performance of this Agreement to the extent caused by the negligence or willful misconduct of SAP, its employees, or agents.

  21.5   Distribution Indemnity.

  21.5.1   From SAP.

  SAP agrees to indemnify C1 against any and all liability, loss, damage (including but not limited to damages resulting from rescission of contract or reduction of License Fees), cost and expense (including cost of defense and reasonable attorney's fees), as awarded pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction or pursuant to the mutual agreement of the Parties, which C1 may hereafter suffer itself or pay out to any of its customers or business partners by reason of a claim brought against C1 by any third party because of (i) SAP's material breach of the distribution restrictions imposed on SAP by C1 under this Agreement, or (ii) SAP's Subsidiaries, Affiliates or distributors breach of the distribution provisions of this Agreement.

  SAP's obligations under this Section 21.5 are subject to the following conditions and obligations of C1: (i) C1 agrees to notify promptly SAP upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement, (ii) C1 shall permit SAP to have the sole right to control the defense of any such claim, (iii) C1 agrees to provide reasonable assistance to SAP at SAP's expense, in the defense of same, (iv) C1 provides sufficient evidence of the impossibility of limiting the incurred liability under applicable laws, and (v) C1 will not enter into any settlement agreement or otherwise settle any such claim without SAP's express prior consent or request. C1 may, at its own expense, participate in the defense of any such claim or action.

  21.5.2   From C1.

  C1 agrees to indemnify SAP against any and all liability, loss, damage (including but not limited to damages resulting from rescission of contract or reduction of license Fees), cost and expense (including cost of defense and reasonable attorney's fees), as awarded pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction or pursuant to the mutual agreement of the Parties, which SAP may hereafter suffer itself or pay out to its customers or business partners by reason of a claim brought against SAP by any third party because of (i) C1's material breach of the distribution restrictions imposed on C1 by SAP under this Agreement, or (ii) C1's Subsidiaries, Affiliates or distributors breach of the distribution provisions of this Agreement.

  C1's obligations under this Section 21.5 are subject to the following conditions and obligations of SAP: (i) SAP agrees to notify promptly C1 upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement, (ii) SAP shall permit C1 to have the sole right to control the defense of any such claim, (iii) SAP agrees to provide reasonable assistance to SAP at SAP's expense, in the defense of same, (iv) SAP provides sufficient evidence of the impossibility of limiting the incurred liability under applicable laws, and (v) SAP will not enter into any settlement agreement or otherwise settle any such claim without C1's express prior consent or request. SAP may, at its own expense, participate in the defense of any such claim or action.

  LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES.

  22.1   Limitation of Liability.

  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER' ANY ACTION OR CLAIM IS BASED IN CONTRACT, TORT NEGLIGENCE OR OTHERWISE, EXCEED THE .SUM OF TWENTY MILLION DOLLARS ($20,000,000).

  22.2   Exclusion of Damages.

  NEITHER PARTY HERETO SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, EXCEPT FOR DAMAGES RESULTING FROM BREACH OF SECTION 23 HEREOF.

  22.3   NetMarket Maker Solution Indemnification.

  Notwithstanding anything to the contrary, Cl's limited indemnification obligations (as set forth in Section 21) related to the NetMarket Maker Solution shall not apply to third party claims filed and originating outside of the Intellectual Property Territories.

  22.4   Exceptions.

  THE EXCLUSIONS OF DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN SECTIONS 22.1 AND 22.2 SHALL NOT OPERATE TO LIMIT (a) AMOUNTS ACTUALLY DUE AND PAYABLE PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT, OR (b) AMOUNTS DUE AND PAYABLE PURSUANT TO SECTIONS 21.1, 21.2, 21.3, 21.4 (FOR PERSONAL INJURY OR DEATH ONLY), 21.5 AND 23 OF THIS AGREEMENT.

  CONFIDENTIALITY.

  23.1   Confidential Information.

  As used herein, "Confidential Information" shall mean, without limitation, any non-public communications, written or oral, involving a Party's non-public business information, technical information or data, however embodied, marketing plans, financial information and strategic plans or any other information identified in writing as confidential or proprietary.

  23.2   Confidential Obligations.

  The Parties hereby covenant and agree that, except as required by law and as provided in this Section, they shall not disclose the terms and conditions of this Agreement (including, but not limited to, the names of the Parties and the payment terms) to any other person or entity (other than their counsel and auditors) without obtaining the prior written consent of the other Party, except to the extent necessary to effect the transactions and actions contemplated herein.

  Each Party may furnish to the other Party in connection with this Agreement certain Confidential Information. The Party disclosing such Confidential Information is referred to as the "Disc1oser", and the Party receiving such Confidential Information is referred to as the "Recipient." Each Party agrees that it shall keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons of Confidential Information which is received from the other under this Agreement, provided, however, that neither Party shall be liable for disclosure of any such information if the same is disclosed with the prior written approval of the other Party. Each Party agrees that if it breaches the provisions of this section, the Discloser of the Confidential Information may suffer irreparable injury and shall be entitled to seek a temporary and permanent injunction, in addition to the other remedies for breach of the Agreement.

  Recipient shall use the same care and discretion to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar confidential information that it does not wish to disclose, publish or disseminate provided that Recipient shall use at least reasonable care. The Confidential Information is not to be disclosed to any persons other than the employees of the Recipient who have a need to know. Except as expressly provided by this Agreement, Recipient shall not use Confidential Information in any manner, nor use it for the benefit of anyone but Discloser.

  The obligations of Recipient with respect to any particular portion of Confidential Information shall terminate or shall not attach, as the case may be, when any of the following occurs: (i) it was in the public domain at the time of Discloser's communication thereof to Recipient; (ii) it entered the public domain through no fault of Recipient subsequent to the time of Discloser's communication thereof to Recipient; (iii) it was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient; (iv) it was independently developed by Recipient; or (v) its disclosure is required pursuant to applicable law (including securities laws) or by a court or government order and Discloser has been given reasonable notice of such order and a reasonable opportunity to seek a protective order.

  All such Confidential Information shall remain the exclusive property of Discloser. The confidentiality obligations shall survive any termination of this Agreement and shall continue for so long as the Confidential Information is the property of Discloser or for as long as otherwise permitted by law.

  AUDIT RIGHTS.

  C1 and SAP agree to allow mutually acceptable independent CPA auditors, which auditors shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to the other Party, to audit and analyze relevant accounting records of each other to ensure compliance with all terms of this Agreement. Any such audit shall be permitted within thirty (30) days of one Party's receipt from the other of a written request to audit, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by the requesting Party unless a material discrepancy is found, in which case the cost of the audit shall be borne by the other Party. A discrepancy shall be deemed material if it involves a payment or adjustment of more than ten percent (10%) of the amount actually due from the paying Party in any given quarter. Audits shall occur no more frequently than once per calendar year and shall not interfere unreasonably with the audited Party's business activities and shall be conducted in the audited Party's facilities during normal business hours on reasonable notice. An audit may cover any period; provided that: (i) the period has not been previously audited; and (ii) the period under audit is within a three (3) year period immediately preceding the commencement of the audit. A Party shall promptly reimburse the other for the amount of any discrepancy arising out of such audit which indicates that such Party is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above. Any dispute pursuant to this provision is subject to the provisions of Section 30.12 hereof.

  For a period of at least six (6) years following the date of termination or expiration of this Agreement, C1 and SAP shall keep available for inspection by SAP or C1 (as applicable) and its representatives for any reasonable purpose all records, files, documents and correspondence relating to the Joint Offering.

  TERM & TERMINATION.

  25.1   Term.

  This Agreement shall remain in full force and effect for a period of three (3) years following the Effective Date unless earlier terminated in accordance with this Section. This Agreement may be renewed upon the mutual agreement of the Parties.

  25.2   Termination for Convenience.

  This Agreement may be terminated for convenience by either Party at any time upon a six (6) month prior written notice.

  25.3   Termination for Material Breach.

  Either Party may terminate this Agreement by giving thirty (30) days' prior written notice to the other Party upon the occurrence of a material breach by such other Party of the terms of this Agreement unless such breach is cured within such thirty (30) day period.

  25.4   Termination as a Result of Bankruptcy.

  This Agreement may be terminated by either Party effective immediately and without any requirement of notice, in the event that (i) the other Party files a petition, in bankruptcy, seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee, or similar officer is appointed for the business or property of such Party; (iii) any involuntary petition or proceeding, under bankruptcy or insolvency laws, is instituted against such Party and not stayed, enjoined, or discharged within sixty (60) days; or (iv) the other Party adopts a resolution for discontinuance of its business or for dissolution.

  25.5   Termination for Unresolved Disputes.

  Either Party may terminate this Agreement upon a ninety (90) day prior written notice to the other Party if a dispute brought through the Executive Committee, Development Committee, or Sales and Marketing Committee remains unresolved after completion of the dispute resolution procedures identified in Section 1.1.6.

  25.6   Termination for a Change of Control.

  SAP may terminate this Agreement within three months of the occurrence of any of the following transactions by Cl with a Competitor of SAP: (i) a merger, consolidation or other business combination or transaction to which C1 is a party if the stockholders of C1 immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have beneficial ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect beneficial ownership of voting stock of C1 representing 50% or more of the Total Current Voting Power of C1; (iii) an acquisition of direct or indirect beneficial ownership of voting stock of C1 representing 25% or more of the Total Current Voting Power of C1; or (iv) a sale of all or substantially all of the assets of C1. If C1 enters into one the transactions described in (i), (ii), (iii) or (iv) with a Competitor of SAP and SAP elects to terminate the Agreement pursuant to this Section, all the licensing rights provided by SAP to C1 and by C1 to SAP pursuant to this Agreement shall immediately terminate upon the receipt of notice by C1 or its successor.

  C1 may terminate this Agreement within three months of the occurrence of any of the following transactions by SAP with a Competitor of C1: (i) a merger, consolidation or other business combination or transaction to which SAPMarkets is a party if the stockholders of SAPMarkets immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have beneficial ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect beneficial ownership of voting stock of SAPMarkets representing 50% or more of the Total Current Voting Power of SAPMarkets; (iii) an acquisition of direct or indirect beneficial ownership of voting stock of SAPMarkets representing 25% or more of the Total Current Voting Power of SAPMarkets; or (iv) a sale of all or substantially all of the assets of SAP AG or SAPMarkets. If SAPMarkets enters into one the transactions described in (i), (ii), (iii) or (iv) with a Competitor of C1 and C1 elects to terminate the Agreement pursuant to this Section, all the licensing rights provided by SAP to C1 and by C1 to SAP pursuant to this Agreement shall immediately terminate upon the receipt of notice by C1 or its successor.

  25.7   Survival.

  Sections 1, 5.1, 5.2, 7.1.1, 7.2.1, 12.1, 13, 14, 15, 17, 18, 19, 21, 22, 23, 24, 25.7, 25.8, 26, 27, and 30 shall survive any termination of this Agreement and remain in full force and effect.

  25.8   Limitation on Right To Terminate Licenses.

  Except in the event that a Party fails to pay the fees payable under Section 13 and except as provided in Section 15.1.2, a Party shall have no right whatsoever to terminate or reduce the other Party's license rights set forth in Sections 15 (except as provided in Section 15.1.2), 17 and 26 on the basis of any alleged breach by a Party of any of its obligations pursuant to this Agreement or for any other reasons (other than expiration pursuant to the terms hereof), except to the extent permitted pursuant to a final, non- appealable judgment obtained from a court of competent jurisdiction (as set forth in Section 30.12) in litigation between SAP and C1. Notwithstanding anything to the contrary set forth in this Agreement, in the event one Party ("the injured Party") believes that the other Party ("the breaching Party") has breached any obligations under this Agreement, other than the payment obligations, until such time as a final judgment has been obtained, the injured Party shall have no right to terminate or reduce such licenses set forth in Sections 15 (excluding termination of SAP licensing rights set forth in Section 15.1.2), 17 and 26, even if the injured Party has terminated or purported to terminate this Agreement; and injured Party's sole and exclusive remedy shall be to litigate the dispute, provided that nothing contained herein shall be deemed to limit the injured Party's right to enforce the limitations set forth in this Agreement on the scope or duration of such licenses. The breaching Party shall be entitled to seek injunctive relief to prevent the injured Party from terminating or limiting such licenses in any way other than as expressly allowed in this Section.

  POST-TERMINATION RIGHTS.

  26.1   C1 Post Termination License Rights.

  Following any expiration or termination of this Agreement (except for a termination pursuant to Section 25.6), SAP shall grant to C1 a non-exclusive, limited term object code license (not to exceed three (3) years) to resell the SAP Applications and the MarketBuyer Professional Edition as part of the Joint Offering and the Professional Editions of the Electronic Procurement Application outside the scope of the Joint Offering, together with any jointly owned technology, subject to payment by C1 of any fee structure in place at the effective date of the termination of this Agreement. C1 shall be free to further develop and enhance the jointly owned technology for its own account in all respects, shall be entitled to full ownership of any C1 separately developed code based on or derived from the jointly owned technology, including without limitation any C1 separately developed modifications and enhancements to the jointly owned technology, shall have no duty to account to or pay SAP with respect to any use or exploitation of the jointly owned technology, and shall not be subject to any limitations on field of use with respect to the jointly owned technology. Following any expiration or termination of this Agreement, C1 shall have no rights of any kind to any software developed by SAP which does not constitute the Joint Offering, the Professional Editions of the Electronic Procurement Application, or jointly owned technology.

  26.2   SAP Post Termination License Rights.

  Following any expiration or termination of this Agreement (except for a termination pursuant to Section 25.6), C1 shall grant to SAP a non-exclusive, limited term object code license (not to exceed three (3) years) to resell the C1 Technology and the Desktop Editions of the Electronic Procurement Application as part of the Joint Offering and the MarketBuyer Desktop Edition outside the scope of the Joint Offering, together with any jointly owned technology, subject to payment by SAP of any fee structure in place at the effective date of the termination of this Agreement. SAP shall be free to further develop and enhance the jointly owned technology for its own account in all respects, shall be entitled to full ownership of any SAP separately developed code based on or derived from the jointly owned technology, including without limitation any SAP separately developed modifications and enhancements to the jointly owned technology, shall have no duty to account to or pay C1 with respect to any use or exploitation of the jointly owned technology, and shall not be subject to any limitations on field of use with respect to the jointly owned technology. Following any expiration or termination of this Agreement, SAP shall have no rights of any kind to any software developed by C1 which does not constitute the Joint Offering, the Desktop Editions of the Electronic Procurement Application, and including, without limitation the NetMarket Maker Solution, or jointly owned technology.

  SOURCE CODE ESCROW.

  Within sixty (60) days after the Effective Date, the Parties shall enter into a source code escrow agreement with an escrow agent acceptable to both Parties. Each Party shall deposit with the agent its technical components and shall name the other Party as beneficiary. Each Party shall be responsible for updating the materials in the escrow. The escrow agreement shall provide for specific "Release Events" and each Party shall be solely responsible for all costs and expenses associated with the escrow and the escrow agreement.

  GLOBAL TRADING WEB (GTW).

  The mySAP.com Marketplace shall become a member of the Global Trading Web ("GTW) and SAP shall promote the GTW as the integrated global trading network for marketplaces licensing the Joint Offering, in each case provided that SAP and C1 reach mutual agreement on acceptable branding. The foregoing shall not prevent the Parties from cooperating with other global trading networks upon specific, unsolicited customer request.

  STATUS.

  29.1   C1 Status.

  In connection with this Agreement, C1 is an independent contractor and as such will not have any authority to bind or commit SAP. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. C1 shall provide all personnel required to perform its obligations hereunder, which personnel may in some instances be employees of C1 and in other instances may be independent contractors hired by C1 for the purpose of performing specific obligations pursuant to this Agreement. In either such event, however, C1 shall be responsible to SAP for the completion of the obligations to be performed pursuant to this Agreement and the persons performing such obligations as representatives of C1 shall perform such obligations under the direct control and supervision of C1 rather than SAP. Neither C1 nor any of the personnel utilized by C1 in performing its obligations under this Agreement shall be entitled to any rights or benefits made available to SAP'S employees, nor shall such personnel be entitled to any direct or indirect compensation or remuneration of any kind from SAP as a result of the performance of this Agreement, except for Cl's obligations to pay fees to SAP as per Section 13, and C1 shall be responsible for the compensation of such personnel.

  29.1   SAP Status.

  In connection with this Agreement, SAP is an independent contractor and as such will not have any authority to bind or commit C1. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. SAP shall provide all personnel required to perform its obligations hereunder, which personnel may in some instances be employees of SAP and in other instances may be independent contractors hired by SAP for the purpose of performing specific obligations pursuant to this Agreement. In either such event, however, SAP shall be responsible to C1 for the completion of the obligations to be performed pursuant to this Agreement and the persons performing such obligations as representatives of SAP shall perform such obligations under the direct control and supervision of SAP rather than C1. Neither SAP nor any of the personnel utilized by SAP in performing its obligations under this Agreement shall be entitled to any rights or benefits made available to Cl's employees, nor shall such personnel be entitled to any direct or indirect compensation or remuneration of any kind from C1 as a result of the performance of this Agreement, except for SAP'S obligations to pay fees to C1 as per Section 13, and SAP shall be responsible for the compensation of such personnel.

  MISCELLANEOUS.

  30.1   Other Remedies Cumulative.

  Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secret or proprietary rights laws, rules or regulations.

  30.2   Public Communications.

  No public announcements or public disclosure regarding this relationship shall be made without the prior written agreement of the Parties. The Parties will agree upon a joint press release upon the conclusion of this Agreement or at such other time as the Parties may mutually determine and agree.

  30.3   Section 365(n) of Bankruptcy Code.

  All rights and licenses granted under or pursuant to this Agreement by C1 to SAP or by SAP to C1 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that C1 and SAP, as licensees of such rights and licenses, shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided such Party abides by the terms of this Agreement.

  30.4   Construction.

  All references in this Agreement to "Articles," "Article," "Attachments," "Section" and "Sections" refer to the articles, sections and exhibits of this Agreement. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." The words "sell" or "sold" when used herein is not intended as a sale of goods pursuant to the terms of the U.N. Convention on Contracts for the International Sale of Goods and when used with respect to software shall be considered a license and no transfer of title to software shall be implied thereby.

  30.5   Assignment.

  Except as set forth in this Section, neither Party shall transfer or assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment in violation of the foregoing shall be null and void provided that SAP AG and SAPMarkets shall be free, without Cl's consent, to allocate between them any ownership interests they may have in and to any technology developed by SAP pursuant to this Agreement. Either Party shall have the right to assign this Agreement, as a whole, to any successor in interest to all or substantially all of such Party's business or assets, whether by merger, reorganization, asset sale or otherwise, subject to the provisions of Section 25.6. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

  30.6   No Implied Waivers.

  The delay or failure by either Party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that Party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

  30.7   Severability.

  If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties herein set forth.

  30.8   Force Majeure.

  Except for payment of monies, neither Party shall be liable for failure to fulfill its obligations under this Agreement or any statement of work or amendment hereunder for delays in delivery due to causes beyond its reasonable, control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, strikes or acts of war. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

  30.9   Headings.

  Headings of Sections and Sub-sections herein are inserted for convenience of reference only and shall not affect the construction or interpretations of this Agreement.

  30.10   Notice.

  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the Party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services (with confirmation of delivery), addressed to such Party at the address set forth on the initial page of this Agreement. Either Party may designate a different address by notice to the other given in accordance herewith.

  30.11  Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of laws rules. The Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the Parties contemplated herein, to the extent that such convention might otherwise be applicable.

  30.12   Exclusive Jurisdiction.

  Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be subject to the exclusive jurisdiction of a federal or state court located in New York City, NY. The Parties may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief, without breach of this Section 30.12.

  30.13   Entire Agreement.

  This Agreement sets forth the entire understanding between the Parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof.

  30.14   Conflicting Terms.

  The Parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either Party effecting the purchase and/or sale of the Joint Offering.

  30.15   Amendment By Written Agreement Only.

  Neither this Agreement nor any statement of work may be modified or amended except by the mutual written agreement of the Parties. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against which it is sought to be enforced.

  30.16   Standard Terms of A Party.

  No terms, provisions or conditions of any purchase order, acknowledgment or other business form that a Party may use in connection with the acquisition or licensing of the software will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of a Party to object to such terms, provisions or conditions.

  30.17   Export of Software.

  A Party may not export or re-export the Software without the prior written consent of the other Party and without the appropriate United States, German and other foreign government licenses, as applicable.

  30.18   Export Control.

  Each Party understands and acknowledges that the other Party is subject to regulation by various applicable jurisdictions, including, the Federal Republic of Germany and agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of C1 to C1 Technology, as well as any other technical information or assistance of SAP to provide the Joint Offering as well as any other technical information or assistance shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration and all other applicable jurisdictions. Each Party agrees to cooperate with the other including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Each Party warrants that it will comply with the U.S. Export Administration Regulations and any other applicable laws and regulations governing exports in effect from time to time.

  30.19   Governmental Approvals.

  Each Party represents and warrants that it has obtained or will obtain all required approvals of the applicable government worldwide in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the Parties hereunder, are enforceable under the applicable laws. If a Party deems that, in order to ensure compliance with antitrust laws, it is necessary to effect a notification of this Agreement to any competent antitrust authority (including, without limitation, a notification to the European Commission under Regulation 17/62), then the Parties shall cooperate to effect such notification provided nothing herein shall be construed to create any obligation for a Party to effect such notification if such Party believes, or has reason to believe, that such notification is or may be contrary to its legal interests.

  30.20   Counterparts.

  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

  30.21   Non-solicitation.

  The Parties acknowledge and agree that the employees and consultants of a Party who perform the development services or other services are a valuable asset to such Party and are difficult to replace. Accordingly, the Parties agrees that, for a period of twelve (12) months after termination of this Agreement, neither C1 nor SAP will solicit for employment as an employee, independent contractor, or consultant to any of the other Party employees or consultants who perform any of the development services or other material services pursuant to this Agreement.

  30.22   FCPA.

  In conformity with the United States Foreign Corrupt Practices Act and with their established corporate policies regarding foreign business practices, the Parties and their employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any foreign or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist a Party in obtaining, retaining or directing any such business.

  30.23   Language.

  This Agreement has been executed in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be made in the English language.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to enter into this Agreement effective on the Effective Date.

Commerce One, Inc.	SAPMarkets, Inc.
By: Mark Hoffman	By: Mayur Shah
Signature: /s/ Mark Hoffman	Signature: /s/ Mayur Shah
Title: Chief Executive Officer	Title: President

SAP AG	SAP AG
By: Henning Kagermann	By: Micheal Junge
Signature: /s/ Henning Kagermann	Signature: /s/ Micheal Junge
Title: Co Chairman and CEO	Title: Head of Legal Dept.

EXHIBIT A: DEFINITIONS.

When used in this Agreement, the following terms have the indicated meanings:

"Agreement" refers to this Strategic Alliance Agreement.

"Affiliate" means a company or division thereof in which a Party has an equity interest of at least fifty percent (50%), SAP Turkey, and the entities listed in Exhibit G provided that under no circumstances rights granted pursuant to this Agreement to an Affiliate of a Party to this Agreement shall extend to the other shareholders of such Affiliate (if such extension is mandatory pursuant to local laws, then such Affiliate shall not be granted any rights, including, without limitation, licensing rights and shall be considered for purposes of this Agreement a simple distributor).

"Alternative Technologies" means technology being developed by C1 and/or SAP which may be offered as alternative solutions as part of the Joint Offering, provided such alternative solutions are identified and mutually agreed by the Parties in advance in accordance with a mutually agreed procedure.

"Auction Technology" means the technology developed and provided by C1 set forth in Exhibit C-1 which facilitates the sale of goods or services through a forward or reverse auction marketplace. Each Party acknowledges that the definition of Auction Technology shall not include further functionality which may be developed by either C1 or SAP.

"Beneficially Owned" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

"B2B Procurement" means the hosted and enterprise version of SAP B2B procurement product.

"Business Day" means a day (excluding Saturdays) on which banks are generally open for business in the U.S.A and Germany.

"BuySite Software" means the hosted and enterprise version of C 1 BuySite Software.

"C1 Exclusive Territories'' means the territories and Industry Verticals listed in the Exhibit E.

"C1 Technology" means the technology and any related technical components, including auction technology, provided by C1 as part of the Joint Offering pursuant to Section 3 (Joint offering Description) and as described and identified in Exhibit C-1, Exhibit C-2 and the Joint Development Agreement.

"Code" means computer programming code.

"Common Business Language (CBL) XML Schema Technology" means a set of XML building blocks and a document framework that allows the creation of schema-based XML documents for electronic commerce.

"Competitor" means (a) Oracle Corporation International Business Machines Corporation, i2 Technologies, Inc., Peop1esoft, Inc., Baan Company, N.V., Siebel Systems, Inc. and Ariba Inc. and their successors, (b) any person in which any of the persons set forth in clause (a) own more than twenty percent (20%) of the Total Current Voting Power of such person or (c) any person with which any of the persons set forth in clause (a) have a strategic alliance or similar agreement that provides for the joint offering of a solution that substantially competes with the Joint Offering.

"Confidential Information" shall have the meaning assigned to it in Section 23.1.

"Development Effort" means the development work to be performed pursuant to the Joint Development Agreement.

"Documentation" means any on-line help files and/or written instruction manuals regarding the use of product or technology.

"Effective Date" means the date this Agreement is executed by all Parties.

"EnterpriseBuyer Desktop Edition" means the electronic procurement application set forth and described in Exhibit C-2.

"EnterpriseBuyer Professional Edition" means the electronic procurement application set forth and described in Exhibit C-2.

"EnterpriseBuyer Suite" means the licensing by the Parties of the EnterpriseBuyer Desktop Edition and EnterpriseBuyer Professional Edition together during Phase I only and as set forth in Exhibit C-2.

"Electronic Procurement Applications" means the EnterpriseBuyer Desktop Edition, EnterpriseBuyer Professional Edition, MarketBuyer Desktop Edition and the MarketBuyer Professional Edition. The EnterpriseBuyer Desktop Edition and the MarketBuyer Desktop Edition are referred to herein as the Desktop Editions of the Electronic Procurement Applications and the EnterpriseBuyer Professional Edition and the MarketBuyer Professional Edition are referred to herein as the Professional Editions of the Electronic Procurement Applications.

"Established Marketplaces" shall mean in the case of C1, those Marketplaces identified in Exhibit E-2, and in the case of SAP, those Marketplaces identified in Exhibit E-2.

"Existing Commitments" means any executed contract, letter of intent, memorandum of understanding, or other similar agreement, whether binding or not, provided that such agreement has been announced prior to the Effective Date of this Agreement.

"Global Trading Web (GTW)" means the world-wide business to business trading community comprised of open e-marketplaces running on the Commerce One Marketsite Portal solution.

"Industry Vertical" means a large scale trade exchange Marketplace Portal, including, but not limited to, GM TradeExchange and Energy.

"Intellectual Property Rights" means any patent rights, copyrights, trade secrets, trade names, service marks and any other similar rights or intangible assets recognized under any laws, or international conventions and in any country or any jurisdiction in the world, as intellectual creations to which rights of ownership accrue, and all registrations, applications, disclosures, renewals, extensions, continuations or reissues of the foregoing now or hereafter in force.

"Intellectual Property Territories" means all the Territories that are (i) members of the Berne Convention, (ii) members of the Paris Convention, or (iii) members of TRIPS.

"Joint Development Agreement" means that the Joint Development Agreement to be executed by the Parties within thirty (30) days from the Effective Date.

``Joint Development Team" means one or more resources of the Parties or a Development Partner which are tasked to complete some element or elements of the Development Effort.

"Joint Offering" shall have the meaning set forth in Section 3.1.

"Leading Development Executive" means the two persons at C1 or SAP responsible for the management or oversight of the C1 Technology, SAP Applications or Joint Offering.

"Leading Sales and Marketing Executives" means the two persons at C1 or SAP responsible for the management or oversight of the respective sales and marketing teams.

"License Fees" means (i) the software license fees paid by the customer reflecting all applicable discounts less any taxes, or (ii) in the case of fees received from a third party distributor, the amount received from the applicable distributor. The Parties agree that certain third party products which are not part of the C1 Technology and the SAP Applications and which are licensed to the customer at fair market value are excluded from the definition of License Fees. The Parties agree to discuss the subtraction of any third party royalties or referral fees payable on a case-by-case basis from the aggregate License Fees payable to the other Party upon the license of the Joint Offering, the EnterpriseBuyer Desktop Edition or the EnterpriseBuyer Professional Edition. Upon mutual agreement in writing, the Parties will make appropriate adjustments to License Fees to reflect such third party payments owed by either Party.

"MarketBuyer Desktop Edition" means the electronic procurement application set forth and described in Exhibit C- 2.

"MarketBuyer Professional Edition" means the electronic procurement application set forth and described in Exhibit C- 2.

"Marketplace Portal" means exchange-based business-to-business electronic marketplace portals, whether or not such exchanges are external revenue-generating businesses or private non-revenue generating portals. The term Marketplace Portals shall exclude (i) the term "Net Market Maker" which shall be defined as Cl's hosted buying service that is not integrated with Cl's MarketSite software, and (ii) enterprise intranet environments in which the business partners of an SAP customer are allowed to interact with such SAP customer by accessing the enterprise version of my SAP.com software.

"MarketSite Software" means version 3.2 of the MarketSite software (and subsequent versions released during the term of this Agreement) as described in the documentation generally provided with such software.

"MRO" means maintenance, repair and operating goods or services.

"NetMarket Maker Solution" means the version [1.0] of the NetMarket Maker software (and subsequent versions released during the term of this Agreement) as described in the documentation generally provided with such software.

"NetMarket Maker" means the entity licensing the NetMarket Maker Solution.

"Object Code" means the binary machine-executable form of Code, including object files, libraries, executable program, scripts and HTML pages.

"Parties" refers to SAP AG, SAPMarkets, and C1 while "Party" refers to anyone of them or in the case of SAP AG and SAPMarkets to both of them.

"Phase I" means the period starting on the Effective Date and ending on the later of 01/01/01 or the date the Joint Offering is commercially available.

"Phase II" means the period starting on the later of 01/01/01 or the date the Joint Offering is commercially available and ending three (3) years from the date of termination of this Agreement.

"Private Enterprise Portals" means a portal for a specific customer (and its direct distributors, franchisees and similar business partners) which is not used to generate revenues independently.

"Professional User" means those individuals authorized to access the Professional Editions of the Electronic Procurement Applications to execute purchases associated with direct goods, vendor and contract maintenance, strategic sourcing, material planning, and material, repair and overhaul (MRO).

"Requisite Catalog Engine Software" means the catalog described in Exhibit C- 1.

"Requisition User(s)" means those individuals authorized to access any of the Electronic Procurement Applications solely to submit requisitions, bid invitations and/or request for proposals transactions.

"Revenue Share" means any revenue received by a Party during the term of the customer license agreement including without limitation transaction fees, subscription fees and listing/access fees, but excluding initial or subsequent License Fees and fees received for maintenance, support or training.

"RMP" refers to Regional Marketplace Provider or Global Marketplace Partners.

"SAP" refers to SAP AG and SAPMarkets, Inc.

"SAP Applications" means the applications and any related technical components provided by SAP as part of the Joint Offering pursuant to Section 3 (Joint Offering Description) and as described and identified in Exhibit C-1 , Exhibit C-2 and the Joint Development Agreement.

"Source Code" means the human-readable form of Code.

"Source Code Escrow" shall have the meaning assigned to it in Section 27.

"Executive Committee" shall have the meaning attributed to it in Section 9.

"Subsidiary" means a company or division thereof whose equity is one hundred percent (100%) owned by a Party.

"Total Current Voting Power" means, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

"Update" means a version of the software consisting of corrections and minor functional enhancements to the prior version of the software. Updates are registered by means of a change of the number to the right of the decimal point, e.g. 3.0 >> 3.1.

"Upgrade" means a version of the software in which substantial new functionality or other substantial changes to the prior version of the software. Upgrades are registered by means of a change of the number to the left of the decimal point, e.g. 3.0 >> 4.0.

"User Interface" means the interface used by end-users in accessing the Joint Offering.

"Voting Stock" means shares of the Cl's common stock and any other securities of C1 having the ordinary power to vote in the election of members of the Board of Directors of C1.

"13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1 (a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-l(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

EXHIBIT B: COMPENSATION STRUCTURE.

  Joint Offering

    New Deals

    For each license granted to a new customer, unless otherwise specifically agreed in writing by the Sales and Marketing Committee, the Parties have agreed that certain minimum royalties and a percentage of the Revenue Share would be allocated between C1 and SAP (whether SAP AG or SAPMarkets). The amount of the minimum royalty and Revenue Share allocated between C1 and SAP (whether SAP AG or SAPMarkets) is dependent upon the classification of the customer and the intended use of the Joint Offering licensed. If an issue arises regarding the classification of a license grant to a customer, the Executive Committee shall designate the classification.

      Mega-Verticals: Upon the execution of the applicable license agreement with the customer, the licensing Party shall be responsible for remitting to the other Party, either C1 or SAP (whether SAP AG or SAPMarkets), an amount equal to the greater of fifty percent (50%) of the License Fees for the Joint Offering, or $7.5 million, and shall also remit fifty percent (50%) of the Revenue Share received by the licensing Party pursuant to the customer agreement, which shall not be less than five percent (5%) of customer Gross Revenues as defined in the applicable customer end user agreement, and 50% of any customer equity received by the licensing party (provided such equity is not purchased as part of any corporate venture program offered by the licensing Party). The amount of maintenance fees shall be allocated between the Parties as set forth within Section 13 of this Agreement.

      Regional Market Providers (RMPs): Upon the execution of the applicable license agreement with the customer, the licensing Party shall be responsible for remitting to the other Party, either C1 or SAP (whether SAP AG or SAPMarkets), an amount equal to the greater of fifty percent (50%) of the License Fees for the Joint Offering, or $5.5 million, and shall also remit fifty percent (50%) of the Revenue Share received by the licensing Party, which shall not be less than five percent (5%) of customer Gross Revenues as defined in the applicable customer end user agreement, and 50% of any customer equity received by the licensing party (provided such equity is not purchased as part of any corporate venture program offered by the licensing party). The amount of maintenance fees shall be allocated between the Parties as set forth within Section 13 of this Agreement.

      Private Enterprise Portals: Upon the execution of the applicable license agreement with the customer, the licensing Party shall be responsible for remitting to the other Party, either C1 or (whether SAP AG or SAPMarkets), an amount equal to the greater of fifty percent (50%) of the License Fees for the Joint Offering, or $10 million. In the event the customer subsequently licenses from either of the Parties the ability to operate a revenue generating marketplace, the licensing Party shall remit to the other Party fifty percent (50%) of the Revenue Share received by the licensing Party pursuant to the customer agreement, which shall not be less than three percent (3%) of customer Gross Revenues as defined in the applicable customer end user agreement, and any other consideration including, but not limited to equity of the customer obtained in consideration of such expanded license right, shall be allocated between the parties on a equal basis.

    Established C1 Marketplaces.

      Mega-Verticals. A division of License Fees and Revenue Share for the sale of SAP Applications to Established C1 Mega-Verticals shall be negotiated at the time of license of the SAP Applications. All established C1 Mega-Verticals are identified in Exhibit E of the Agreement. All such Revenue Share due to SAP pursuant to this provision, if any, shall survive in accordance with Section 13.2.4.

      Regional Marketplace Provider (RMPs). In each instance of a license of the SAP Applications to an RMP (as identified in Exhibit E), C1 shall receive thirty-five percent (35%) and SAP shall receive sixty-five (65%) of the upfront License Fees received from the RMP for the SAP Applications, and C1 shall pay to SAP thirty-five percent (35%) of all ongoing Revenue Share earned by C1 from such RMP beginning on the date of the execution of the contract licensing the SAP Applications. Should the RMP request to license some, but not all of the SAP Applications, the Parties may agree on a case-by-case basis in writing in advance to an appropriate division of the Revenue Share paid to SAP based upon the functionality licensed by such RMP marketplace. All such Revenue Share due to SAP pursuant to this provision, if any, shall survive in accordance with Section 13.2.4.

      Net Market Maker (NMM). In each instance of a license of the SAP Applications to a NMM (as identified in Exhibit E), C1 shall receive thirty percent (30%) and SAP shall receive seventy percent (70%) of the up front License Fees received from such NMM for the SAP Applications and C1 shall pay to SAP thirty percent (30%) of all ongoing Revenue Share earned by C1 from such NMM beginning on the date of the execution of the contract licensing the SAP Applications. Should the NMM desire to license some, but not all of the SAP Applications, the Parties may agree on a case-by-case basis in writing in advance an appropriate division of the Revenue Share paid to SAP based upon the functionality licensed by such NMM. All such Revenue Share due to SAP pursuant to this provision, if any, shall survive in accordance with Section 13.2.4.

      C1 MRO Marketsites.

      (a). Upgrades to Marketbuyer Professional Edition. If an existing C1 MarketSite with a hosted version of BuySite wishes to upgrade its hosted procurement application to Marketbuyer Professional without licensing the Joint Offering, SAP and C1 shall determine in good faith (through the Executive Committee) appropriate royalties to SAP for such upgrade on a case-by-case basis in writing in advance.

      (b). New Licenses of MRO MarketSite with MarketBuyer Professional. If C1 wishes to license MarketBuyer Professional with an MRO MarketSite without licensing the Joint Offering, SAP and C1 shall determine in good faith (through the Executive Committee) appropriate royalties to SAP for such upgrade on a case-by-case basis in writing in advance.

      Equity. No equity in any Established C1 Marketplace shall be paid to SAP, unless otherwise negotiated at the time of the license of the SAP Applications.

      Maintenance Fees. The Parties shall agree on a specified percentage of split maintenance fees associated with the license of the SAP Applications. Such split shall be based on the actual support obligations undertaken by the Parties pursuant to Section 11 of this Agreement and shall have the goal of preserving general equivalent maintenance fees for each Party under each Party's existing offering.

    Established SAP Marketplaces

      License Fees. Upon the signing of the definitive agreements, SAP will license three (3) MarketSite Software licenses (including first year maintenance) as an upsell to the three (3) Established SAP Marketplaces. In addition, a royalty of Two Million Dollars ($2,000,000) shall be payable to C1 for each license of the C1 Technology by SAP to an Established SAP Marketplace by June 30, 2001. SAP shall be entitled to credit royalties pursuant to this provision against the prepaid royalties to be paid to C1 as described in Section II of this Exhibit B.

      Revenue Share. SAP shall pay C1 ten-percent (10%) of all ongoing Revenue Share paid to SAP by Established SAP Marketplaces which license the MarketSite Software or the Joint Offering. For those Established SAP Marketplaces that are not subject to a definitive agreement, SAP shall use all reasonable and good faith efforts to involve C1 in such negotiations to finalize the terms in the agreements related to Revenue Share, including review by the Sales and Marketing Committee of any propose revenue sharing provisions. All such Revenue Share due to C1 pursuant to this provision shall survive in accordance with Section 13.2.4.

      Equity. No equity in any Established SAP Marketplaces shall be paid to C1, unless otherwise negotiated at the time of the license of the C1 Technology.

      Maintenance Fees. The Parties shall agree on a specified percentage of split maintenance fees associated with the license of the C1 Technology. Such split shall be based on the actual support obligations undertaken by the parties pursuant to Section 11 of this Agreement and shall have the goal of preserving general equivalent maintenance fees for each Party under each Party's existing offering.

    EnterpriseBuyer Professional Edition and EnterpriseBuyer Desktop Edition Licensed to Participants in the Marketplace Portal as part of a Joint Sale in connection with a Marketplace Portal.

    The 1icensing Party shall remit to the other party fifty percent (50%) of the license and maintenance fees associated with the licensing of either the EnterpriseBuyer Professional Edition or the EnterpriseBuyer Desktop Edition. Any License Fees received from the license of EnterpriseBuyer, Professional or Desktop Edition, to a shareholder or founding member of a Marketplace Portal shall be shared on a 50/50 basis between the parties, regardless of which party licenses the product to such shareholder or founding member.

  Prepayments and Royalty Expiration.

    Prepayments. During the term of this Agreement, SAPMarkets shall pay minimum royalty prepayments to C1 equal to a total of One Hundred Twenty Million Dollars ($120,000,000). The payments shall be made in three installments of Forty Million Dollars ($40,000,000) with the first prepayment due within five business days following the execution of this Agreement but in any event no later than September 29, 2000, and the second and third prepayments of Forty Million Dollars ($40,000,000) each due August 31, 2001, and 2002, respectively. To the extent that SAP pays Royalties or receives a credit or offset within an installment period in excess of Forty Million Dollars $40,000,000), such excess amount shall, at SAP'S option, be applied to reduce the next prepayment of Forty Million Dollars ($40,000,000) due and payable under this Agreement. Any royalties or amounts due to C1 from SAP pursuant to this Agreement in respect of the period ending August 31, 2003 shall be credited against these prepayments. C1 shall not be entitled to receive any additional royalty or other payments from SAP pursuant to this Agreement until such time as all amounts prepaid to C1 by SAP under this Agreement have been fully offset in accordance with the terms hereof.

           If this Agreement terminates for any reason, SAP shall have no obligation to make any further prepayments. If Cl terminates this Agreement for convenience pursuant to Section 25.2, or SAP terminates for a material breach by C1 pursuant to Section 25.3, or SAP terminates for unresolved disputes pursuant to Section 25.5, or SAP terminates for a change of control pursuant to Section 25.6, any portion of the prepayments which has not been credited by C1 or offset by royalties otherwise owed by SAP shall be refunded to SAP within thirty (30) days of the termination date of this Agreement.

    Royalty Expiration; Credits. In consideration for the grant by C1 to SAP of the right to license the Joint Offering to the three (3) Established SAP Marketplaces, C1 shall credit Six Million Dollars ($6,000,000) against the prepayment (upon installation by SAPMarkets and acceptance of the MarketSite Software by September 30, 2000), of the initial Forty Million Dollars ($40,000,000) paid as of the execution of this Agreement. In addition, SAP shall purchase such number of NetMarket Maker Solution licenses or MarketSite Software licenses (including the prepayment of the first year of Maintenance and Support) at mutually agreed to fees (set forth herein) equal to the certain quarter targets (the "Threshold Targets"). Such Threshold Targets shall be as follows: (i) as of September 30, 2000, the difference between $15 million and the aggregate amount of any royalties paid to C1 in respect of the period ending September 30, 2000, and (ii) as of December 31, 2000, the difference between $25 million and the aggregate amount of any royalties paid in respect of the fourth quarter of 2000.

    For deals licensed by C1 during the third and fourth fiscal quarter of 2000, C1 shall pay SAP the amount of royalties owed SAP pursuant to this Exhibit and to the extent the Threshold Targets have not been offset, C1 shall refund the License Fees minus any royalties to SAP which would otherwise have been retained by C1 for such deal. If the Threshold Targets have not been completely offset at the end of the third and fourth fiscal quarter, SAP shall have the right to license NetMarket Maker Solutions or MarketSite Software. The fee SAP shall utilize to offset the remaining Threshold Targets for a NetMarket Maker. Solution license shall be equal to the sum of $700,000 for License Fees associated with the NetMarket Maker Solution license and $70,000 for the first year of maintenance beginning upon the earlier of the date of delivery to the customer or 90 days. Additionally, SAP shall remit to C1 a minimum royalty based upon the Revenue Share, which shall be fifty percent (50%) of the -Revenue Share pursuant to the customer agreement and shall not be less than three percent (3%) of ,customer Gross Revenues as defined in the applicable customer end user agreement. The fee SAP shall utilize to offset the remaining Threshold Targets for a MarketSite Software license shall be equal to the sum of $2,000,000 for License Fees associated with the MarketSite Software "license and $200,000 for the first year of maintenance beginning upon the earlier of the date of delivery to the customer or 180 days.

  EnterpriseBuyer Professional Edition and EnterpriseBuyer Desktop Edition Revenue Splits.

         The allocation of revenue between the Parties and the minimum Royalties associated with the licensing of either the EnterpriseBuyer Professional Edition or the EnterpriseBuyer Desktop Edition shall be as set forth in the attached Exhibit B-1, Enterprise Buying Solutions - Revenue Splits.

  EnterpriseBuyer Professional Edition and EnterpriseBuyer Desktop Edition Maintenance Splits.

         The allocation of maintenance between the Parties and the minimum Royalties for maintenance associated with the licensing of either the EnterpriseBuyer Professional Edition or the EnterpriseBuyer Desktop Edition shall be as set forth in the attached Exhibit B-2, EnterpriseBuying Solutions - Maintenance Splits.

  Net MarketMaker Solution resold by SAP.

         If SAP licenses the NetMarket Maker Solution, SAP shall remit to C1 fifty percent (50%) of all License Fees, maintenance fees and Revenue Share associated with the licensing of the NetMarket Maker Solution to a customer.

EXHIBIT B-1: ADDITIONAL USER FEES.
ENTERPRISE BUYING SOLUTIONS - REVENUE SPLITS

I.      COMPONENT LICENSING - Phase I (EXPECTED TO END AFTER 4Q 2000)

EnterpriseBuyer Desktop Edition and EnterpriseBuyer Professional Edition licensed together as a bundle (anticipated through the end of 2000)

During this period, license fees are split EQUALLY (50%/50%), without regard to seller or territory.

Minimum royalty to non-selling party is $250,000, unless otherwise agreed by the Sales and Marketing Committee in writing (exception authority to be delegated on each side to regional joint committees)*.

Minimum royalty for licenses of EnterpriseBuyer Desktop Edition by C1 unaffiliated Distributors is $75,000

All royalties on reseller licenses based upon net amount received by SAP or C1 (as the case may be) from the reseller

II.      COMPONENT LICENSING - Phase II

EnterpriseBuyer Desktop and Professional Editions offered independently (unbundled) on a component basis, with royalties and minimums described below through December 31, 2001:
EnterpriseBuyer Professional Edition				Minimum Royalties*
Sales Lead Territory	To SAP	To C1	Requisitioner - Enterprise	Per Professional User
SAP Sells North America	75%	25%	$125,000	$353
SAP Sells Outside North America	80%	20%	$100,000	$282
C1 Sells Globally	50%	50%	$250,000	$705

* Minimum Royalties on license fees do not apply to:

(1) mySAP.com Starter Packs;
(2) Non-productive use licenses (test/demo, development, etc.);
(3) Small and Medium sized enterprises with annual revenues less than US$200 million
EnterpriseBuyer Professional Edition					Minimum Royalties*
Sales Lead	Territory	To SAP	To C1	Requisitioner - Enterprise	Per Professional User
C1 Sells	Globally	20%	80%	$100,000	N/A
SAP Sells	Globally	50%	50%	$250,000	N/A
C1 Distributor Sells	Globally	20%	80%	$50,000	N/A

*Applicable percentage of amount received by C1 from unaffiliated C1 Distributor

After January 1, 2002, model for both editions moves to 50%/50% for resale and 90%/10% for joint development efforts (with minimum royalties of $250,000 and $50,000, respectively) for the remaining contract term.

All royalties on reseller licenses based upon net amount received by SAP or C1 (as the case may be) from the reseller

III.      MYSAP.COM SPLITS

Royalties and minimums where SAP distributes EnterpriseBuyer Professional Edition and/or EnterpriseBuyer Desktop Edition as an incorporated part of mySAP.com license:

Where the EnterpriseBuyer products are bundled through December 31, 2001

In all mySAP.com deals, customers receive both EnterpriseBuyer Desktop and Professional Edition, and C1 receives a royalty based upon the following formula: Royalty = 1%* Net Value of mySAP.com License (Net of Third Party Royalties) (No Minimum Royalty)

For Period After December 31, 2001 - Bundling of EnterpriseBuyer Desktop Edition with mySAP.com subject to future agreement

Net Value means the License Fees received attributable to the mySAP.com license less any applicable third party royalty payments.

IV.      EXISTING BUYSITE AND BBP CUSTOMERS

All existing BBP, Buysite and EnterpriseBuyer Suite customers will be able to upgrade to Enterprise Buyer Professional or Desktop Edition FOR MRO/CASUAL USE at no additional charge as part of maintenance.

Additional license fees outside of mySAP.com charged only for new PROFESSIONAL USERS of EnterpriseBuyer Professional versions (role-based), at royalties and minimums set forth above.

Existing BBP/BuySite customers under executed license agreements dated on or prior to August 15, 2000 (outside of mySAP.com) entitled to 35 Professional Users for each $100,000 in License Fees paid for BBP/BuySite

Any BBP/BuySite customers that have paid less than $100,000 in License Fees for BBP/BuySite will receive 35 Professional Users at no additional license fee

Existing mySAP.com customers may have existing Professional Users under terms of existing license agreement.

All royalties payable by SAP/SAPMarkets creditable against SAP prepayments

Where SAP licenses EnterpriseBuyer Desktop Edition on a user basis (whether under mySAP.com or otherwise), Commerce One entitled to consistent royalties for additional licensed Desktop Edition users.

Certain specific opportunities in 3Q/4Q 2000 where existing sales cycles near completion for both mySAP.com and BuySite are identified on Attachment B-1A (to be attached within 10 days of the date of the Agreement), where specific teaming agreement to be put in place.

EXHIBIT B-2: MAINTENANCE FEES.
ENTERPRISE BUYING SOLUTIONS - MAINTENANCE SPLITS

Proposed support/maintenance responsibilities for EnterpriseBuyer Desktop/Professional Editions (inside the firewall) installations:
Product EnterpriseBuyer Desktop Edition	Level 2 (Hotline/Local) Commerce One through 12/31/2000; Selling Party thereafter	Level 3 (Regions/Devt.) Commerce One leads (SAPMarkets supports for SAPMarkets components)
EnterpriseBuyer Professional Edition	SAP through 12/31/2000; Selling Party thereafter	SAPMarkets leads (Commerce One supports for Commerce One components)

* Minimum Royalties on maintenance fees do not apply to:

(1) mySAP.com Starter Packs;
(2) Non-productive use licenses (test/demo, development, etc.);
(3) Small and Medium sized enterprises with annual revenues less than US$200 million

 Minimum Royalty applies where specifically referenced herein.

The maintenance splits herein shall only apply during the term of the applicable maintenance agreement with the customers.

VI.      COMPONENT LICENSING - Phase I

EnterpriseBuyer Desktop and Professional Edition licensed as bundle; before customer implements bundled product, unclear which code will be deployed.

During this period, maintenance fees split EQUALLY (50%/50%), without regard to seller or territory; Minimum Annual Maintenance Fee (payable to non-selling party) is $42,500*

Once the customer has implemented EnterpriseBuyer Desktop or Professional Edition code and notified SAP or C1 of commencement of productive environment, maintenance fees apply as set forth in Item II, below, for all FUTURE maintenance payments.

VII.      COMPONENT LICENSING - Phase II

EnterpriseBuyer Professional Edition                 Maintenance splits based upon annual percentage of associated royalties paid in accordance with Exhibit B-1

Sales Lead	Territory	To SAP	To C1	Minimum*
SAP Sells	Globally	15.3%	1.7%	$ 8,500
C1 Sells	Globally	8.5%	8.5%	$ 35,000

EnterpriseBuyer Desktop Edition                 Maintenance splits based upon annual percentage of associated royalties paid in accordance with Exhibit B-1

Sales Lead	Territory	To SAP	To C1	Minimum*
C1 Sells	Globally	1.7%	15.3%	$ 8,500
SAP Sells	Globally	8.5%	8.5%	$ 35,000

After January 1, 2002, no maintenance split to SAP when C1 sells EnterpriseBuyer Desktop Edition or to C1 when SAP sells EnterpriseBuyer Professional Edition
Maintenance fee splits otherwise continue based upon split in place at time of licensing (provided customer pays continuing maintenance and each party provides required support)

VIII.      MYSAP.COM SPLITS

Licenses Based upon Bundling of the EnterpriseBuyer Suite with mySAP.com through December 31, 2001

In mySAP.com deals, customers may request to receive both the EnterpriseBuyer Desktop and Professional Editions, and C1 would receive maintenance fees based upon the following formula:

Maintenance = 8.5%* Royalty payable to C1 from Exhibit B-1

No Bundling of the EnterpriseBuyer Suite After December 31, 2001 - No mySAP.com Split If EnterpriseBuyer Desktop Edition Not Licensed

In mySAP.com deals, assuming customer only receives EnterpriseBuyer Professional Edition, C1 would receive NOT receive maintenance fees from SAP

Maintenance fee splits otherwise continue based upon split in place at time of licensing (provided customer pays continuing maintenance and each party provides required support)

IX.      IX. EXISTING BUYSITE AND BBP CUSTOMERS

Apply all rules set forth above only upon upgrade to the other EnterpriseBuyer Suite product for example:

— If BuySite customer simply upgrades to EnterpriseBuyer Desktop Edition, Commerce One retains all maintenance fees

— If BBP customer simply upgrades to EnterpriseBuyer Professional Edition, SAP/SAPMarkets retain all maintenance fees

— If BuySite customer upgrades to Professional Edition (or deploys Professional and Desktop Edition), maintenance fees split 50% to SAPMarkets and 50% to Commerce One, and $70,000 annual minimum to SAPMarkets applies

— If BBP customer upgrades to Desktop Edition (or deploys Desktop and Professional Edition), maintenance fees split 50% to Commerce One and 50% to SAPMarkets, and $35,000 minimum to Commerce One applies

— If existing mySAP.com customer upgrades to Desktop Edition (or deploys Desktop and Professional Edition), maintenance fees will be payed consistent with III. MYSAP.COM splits - .085% of mySAP.com net License Fees

EXHIBIT C: JOINT OFFERING TECHNOLOGY.

See Attached

JOINT OFFERING DESCRIPTION

COMMERCE ONE AND SAP

MARKETSET

JOINT DESCRIPTION DOCUMENT
EXHIBIT C-1

DATE: 09/18/2000

FINAL

OBJECTIVE	C-1 3
MARKETSET OVERVIEW	C-1 3
MARKETSET RELEASE STRATEGY	C-1 3
MARKETSET INFRASTRUCTURE	C-1 4
MARKETSET PLATFORM	C-1 4
MARKETSET UI BUILDER	C-1 5
MARKETSET SERVICES FRAMEWORK	C-1 6
MARKETPLACE BASED APPLICATIONS AND SERVICES	C-1 6
MARKETPLACE BASED PROCUREMENT -- "MARKETBUYER MARKETPLACE ORDER MANAGEMENT CONTENT AND CATALOG MANAGEMENT COLLABORATIVE PLANNING SERVICES DESIGN SERVICES ANALYSIS INTELLIGENCE AUCTION SERVICES	C-1 6 C-1 6 C-1 6 C-1 7 C-1 7 C-1 8 C-1 8
MARKETSET, VERSION 1 DELTA	C-1 8
MARKETBUYER ORDER MANAGEMENT COLLABORATIVE PLANNING SERVICES	C-1 9 C-1 9 C-1 9
PLM	C-1 9
MARKETSET LANGUAGE/LOCALIZATION SUPPORT	C-1 9

OBJECTIVE

This document provides a summary level review of the Commerce One/SAPMarkets Joint Offering, called "MarketSet". The document covers the first two planned releases of the solution:

Release One: Target time frame is September 2000

Release Two: Target time frame for controlled availability (CA) will be December 2000. General Availability (GA) of the solution is targeted for Q1 2001.

Note: EnterpriseBuyer will be addressed in a separate document.

MARKETSET OVERVIEW

Commerce One and SAPMARKETS will develop, sell and support a Joint Offering that utilizes Commerce One's MarketSite infrastructure and SAPMARKETS supply chain applications plus other applications from Commerce One and SAPMarkets. This solution is named MarketSet.

[GRAPHIC: Joint Offering Functional Overview]

MARKETSET RELEASE STRATEGY

Commerce One and SAPMARKETS will produce two releases of the MarketSet in 2000. Version one will be released in the September time frame and version two will be released in controlled availability in November/December time frame. Version two is expected to be "GA" (Generally Available) in Q1 2001.

This document will describe both version 1 and version 2 of the MarketSet.

Version	Release Type	Target Release Date	Focus
Version 1	GA	September 2000	Initial solution to demonstrate C1/SAPMARKETS partnership and interoperability of the applications and platforms
Version 2	Controlled	November/December

This shipment focuses on improved Ship2000 integration of MarketSet components, richer functionality in MarketBuyer/order management/Supply Chain and improvements/changes in MarketSet Platform/MarketSet Builder

Version 2	GA	Q1 2001	Focuses on quality

MARKETSET INFRASTRUCTURE

MarketSet infrastructure consists of the following components on which Commerce One/SAPMarkets marketplaces are created and deployed:

MARKETSET PLATFORM

MarketSet Platform will be built on Commerce One MarketSite infrastructure. The primary functions of MarketSite needed are:

- Provide an open framework to integrate marketplace based applications and services

- Provide business document transaction and integration services

The platform provides the necessary infrastructure to securely exchange business documents between trading partners. Base features include

- Establish communication points for trading partners.

- Document centered message routing and processing.

- Document centered service/application development model.

- Scalability through advanced XML, Directory and Server technologies.

- Complex messages involving multiple documents.

- Administration console for managing and monitoring platform process

- The platform includes an LDAP 4.0 compliant directory for storing and retrieving data required by the XML Server, its services and the MarketSet services. This includes all Trading Partner data and, optionally, XML schemas.

XML SERVER/XCC (MARKETPLACE BASED XCC): The XML Commerce Connector provides the framework for the creation and transmission of XML documents and, includes all of the services necessary to exchange business transactions between trading partners. It leverages the security, registration, routing and messaging infrastructure areas provided by the MarketSite platform.

GATEWAYS: Two gateways will be included with MarketSet:

- EDI gateway with integration to GXS for EDI translation services and supplier integration.

- RosettaNet gateway for support of the RosettaNet v2.0 specification.

BUSINESS CONNECTOR: The SAP Business Connector will be used to integrate R/3 and third party systems into the Marketplace. This will augment the existing C1 XPC (XML Portal Connector). The SAP Business Connector will be enhanced with C1 XPC/XCC technology and additional SAP/webMethods technology (subject to any necessary agreement with webMethods). Focus will be on integrating existing R/3 systems into the MarketSet. Support will also be offered for 3rd party ISV systems.

FEATURES:

- SAP Business Connector v3.1

- Java based mapping environment for the base document format and contents.

- Support asynchronously and synchronously exchange of business documents.

- Supports xCBL based documents

- IDOCS will be supported as attachments

XML PORTAL CONNECTOR (XPC): Commerce One's Portal Connector is a toolkit that allows third party applications to "connect" with MarketSet. Its primary function is to support easy integration of systems, e.g. ERP systems, with MarketSet using a specifically designed version of Commerce One XML Commerce Connector with special integration technology.

xCBL - XML COMMON BUSINESSLIBRARY: xCBL was created to provide the document framework that is needed for robust XML exchange. CBL is an open XML specification for the exchange of business documents such as product descriptions, purchase orders, invoice, and shipping schedules. MarketSet will ship xCBL 3.0.

MARKETSET UI BUILDER

MarketSet Builder is a set of components used to create the front-facing marketplace experience. Customers uses the component to build a community of buyers and suppliers and create a set of marketplace based community services. The builder includes user interface templates, a system for user/policy management, methods for trading partner registration and user login, role-based and user-based personalization, and hooks into MarketSet business services framework. Netegrity's SiteMinder product will be integrated into the builder providing the user/policy management. The UI builder will include Apache's JetSpeed technology to provide role-based and user-based personalization. Integration to SAP'S workplace business environment will be provided as determined appropriate by the parties. The September release of the builder will also include a bulletin board community service.

MARKETSET SERVICES FRAMEWORK

The Business Services Framework within MarketSet is a complete marketplace framework for the rapid integration of new and existing services into the marketplace. This enables marketplace operators to add in additional business services rapidly in order to provide more value to their customers. The Business Services Framework consists of software tools, APIs, documentation, and methodologies for integrating services in a number of different ways depending on what one would like to accomplish through the integration. To accommodate MarketSet, the Business Services Framework has been adapted according to requirements from SAPMARKETS and integrating in the new supply-chain services based on APO, PLM, and BW.

MARKETPLACE BASED APPLICATIONS AND SERVICES

Marketplace Based Procurement -- "MarketBuyer"

MarketBuyer - hosted e-procurement at the marketplace for marketplace based procurement services - is based on "EnterpriseBuyer - Professional Edition". Details of the functions and services are provided in Exhibit C-2. It is a complete purchasing product for direct and indirect goods and services for all roles relevant to e-procurement. It will offer complete support for collaborative supply chain processes & complex procurement.

MARKETPLACE ORDER MANAGEMENT

Hosted, web based order-management module, which allows trading partners to view/manage their orders via a browser. The December version of MarketSet order management uses SAP technology with the look and feel of the current Commerce One User Interface applied, to provide hosted Order Management capabilities. Order management module will support: Sales Orders, Change Orders, Cancel Orders, Advance Ship Notice, and Invoices. All other business documents will be supported from a read and download capability. This includes EDI business documents.

CONTENT AND CATALOG MANAGEMENT

The Joint Offering will offer three mechanisms for catalog and content management for users of the marketplace:

1. Roundtrip via OCI (open catalog interface): Capability to go directly to a supplier/trading partner catalog and use that service and transfer the resulting shopping cart back to the calling application.

2. Managed Content Model: Marketplace service that aggregates and cleans supplier raw content into a catalog. Commerce One Managed Content Service will be offered to subscribing customers to provide content feeds to the procurement catalog. Requisite can be contracted as reference sale (subject to acceptable agreement with Requisite).

3. Marketplace Content Aggregation Service: Multiple catalogs will be provided at the marketplace for subscribing procurement applications. The goal is to provide access to as a many catalogs as possible and provide a marketplace based content aggregation and catalog search service. The technology that enables this service is Commerce One iMerge. iMerge technology will be utilized to provide a cross catalog search and content aggregation capability inside the marketplace.

COLLABORATIVE PLANNING SERVICES

SAP APO 3.0 provides state of the art supply chain planning and optimization capability. APO 3.0 enables manufacturers to collaborate with trading partners, and provides tools to improve operational, tactical, and strategic decision-making.

The MarketSet collaborative planning services will be based on SAP APO 3.0 and formalizes collaborative planning processes between trading partners. Input from trading partners can be used to synchronize the supply chain around up to date information on sales, inventory levels, and production plans. Key functionality allows browser-based access to read and change data. In addition, sophisticated alert capability means that planners can focus on critical changes in data, as opposed to having to review hundreds of line items to find potential problems.

Features Include:

- Ability to aggregate/disaggregate demand and supply information from multiple trading partners.

- Generate exception alerts based on configurable business rules.

- Define and utilize macros to perform quantitative analysis on demand data.

- Back end integration to enterprise planning systems of time series data like inventory, sell through, and forecast information.

- Linkage to eRFQ to automate replenishment for identified shortages.

DESIGN SERVICES

SAP Product Life Cycle Management (PLM) Rel. 4.6C enables effective collaboration across the design chain, reducing time to market and improving revision control for manufacturers of complex products. SAP PLM supports advanced project management, bill of material synchronization, and collaborative visualization processes.

The MarketSet design services will be based on SAP PLM and provides collaborative engineering and project management. Key functionality includes browser based access to view and compare design documents and engineering changes, as well as complete version and change management. Additional features include:

- Ability to exchange structured documents like bill of materials.

- Ability to interpret and reconcile engineering changes.

- Manage and control different versions of documents.

- Manage projects including materials, resources, costs, and timelines.

ANALYSIS INTELLIGENCE

MarketSet's Analysis services will be based on SAP'S Business Information Warehouse tool. Specific intelligence scenarios will be created and shipped with the MarketSet.

AUCTION SERVICES

Commerce One's basic forward and reverse-based auction service technology will be marketed and delivered as part of MarketSet. Commerce One Auction Services includes two auction methods - real-time reverse and forward based auctions. Both applications are marketplace based and target the enterprise customer enabling them to quickly and cost-effectively implement Internet bidding events.

FORWARD AUCTION

- Trading model where a seller offers items to many buyers. This model is also known as 'upward' auction. Typically, a buyer's highest bid wins the deal.

- Companies typically use forward auctions as a platform to sell slow moving, excess, obsolete inventory items, assets, distressed or returned merchandise.

- The forward auction model can also be applied as an effective tool to allocate limited capacity or rare goods to customers or to perform price discovery in a new market.

REVERSE AUCTION

- Trading model where a buyer invites many suppliers to bid. This model is also known as `downward' auction. Typically, a seller's lowest bid wins the deal.

- Procurement professionals typically perform a reverse auction when in need to source goods or services that are not covered by existing contracts or when contracts need to be negotiated or renegotiated.

- Using Commerce One's Reverse Auction, a buyer can post an eRFQ and invite either all trading partners on the portal or a specified group of selected suppliers to bid online in an interactive reverse auction event.

In addition to Commerce One's basic forward/reverse auction services technology, the parties will distribute interfaces to the SAPMarkets advanced auction functionality with the September version of MarketSet, but the SAPMarkets advanced auction functionality will not be delivered by the parties as part of such version unless the parties jointly determine to do so on a customer-specific, project basis. For the December release of MarketSet, the parties will jointly determine the MarketSet strategy for incorporating advanced auction functionality/technology.

MARKETSET, VERSION 1 DELTA

Release One of the Joint Offering is targeted for September release. Given the very tight time frames a limited set of applications and services will be provided in this release. What is described below is the delta from version two which is outlined above.

MARKETBUYER

Release One of MarketSet will include both the Desktop and Professional buyer applications. These are essentially BuySite version 6.5 and BBP version 2.OB+ (+stands for hosting add on's). With the December release MarketSet will be deployed with the "MarketBuyer Professional Edition, with MarketBuyer Desktop available as an option in the package as an additional component.

ORDER MANAGEMENT

Commerce One SupplyOrder will handle hosted order management requirements in release one.

COLLABORATIVE PLANNING SERVICES

Version 2.0 (version 3.0 will be used in release 2) of APO will be used in the initial release. This will support the following scenario: Browser based Collaborative Planning and Forecasting (includes Planning Books from APO and MarketSite UI integration). There will be no document based integration to backend systems in version one of MarketSet Design Services.

PLM

No PLM based design services will be integrated in release one.

MARKETSET LANGUAGE/LOCALIZATION SUPPORT

MarketSet will be localized to support the following Tier one languages:

TIER ONE

___________

- German
- Japanese
- Spanish
- UK English
- Portuguese
- Simplified Chinese
- Traditional Chinese
- French
- Canadian French
- Danish
- Italian
- Swedish
- Dutch
- Korean

English will be the base line and all other localization/language support will be provided from the English based line - post GA. A mutually agreed upon schedule will be created for release timing of all localized versions.

Tier two: All other localization/language support will be considered tier two. Tier two languages are not part of the existing royalty structure and mutually agreed upon localization programs and process will be established and provided as guidance to the joint sales force.

ENTERPRISE PROCUREMENT DESCRIPTION

COMMERCE ONE AND SAP

ENTERPRISEBUYER:

PROFESSIONAL AND DESKTOP EDITIONS

JOINT DESCRIPTION DOCUMENT

EXHIBIT C-2

DATE: 9/18/00

OBJECTIVE	C-2 3
ENTERPRISEBUYER SOLUTION OVERVIEW	C-2 3
ENTERPRISEBUYER - DESKTOP EDITION	C-2 4
ENTERPRISEBUYER - PROFESSIONAL EDITION	C-2 4
CATALOG AND CONTENT MODELS	C-2 5
CATALOG AND CONTENT DEPLOYMENT WITH E-PROCUREMENT	C-2 5
ENTERPRISEBUYER - DESKTOP EDITION ENTERPRISEBUYER - PROFESSIONAL EDITION	C-2 5 C-2 6
MIGRATION PLAN	C-2 7
REQUIRED FEATURES OF ENTERPRISEBUYER - PROFESSIONAL EDITION	C-2 7
ADDITIONAL PROCUREMENT POINTS	C-2 8
LANGUAGE/LOCALIZATION SUPPORT	C-2 9

OBJECTIVE

Purpose of this document is to describe the joint procurement onramp offering between Commerce One and SAPMarkets called "EnterpriseBuyer".

"EnterpriseBuyer" consists of 2 software products called:

1) "EnterpriseBuyer - Desktop Edition"

This product is based on Commerce One's product "BuySite - Enterprise Edition"

2) "EnterpriseBuyer - Professional Edition"

This product is based on SAP's product "SAP Business-to-Business Procurement"

ENTERPRISEBUYER SOLUTION OVERVIEW

Commerce One, SAP AND SAPMarkets will offer two e-procurement applications for different market segments. Both will be marketed under a single family name, which is "EnterpriseBuyer." It is the intention of both parties to increase the potential traffic on marketplaces by delivering 2 onramps for different market segments. Knowing that the base for both products is today very similar, we have to define the right marketing positioning for the final offering of "EnterpriseBuyer" and its two applications. This has to be communicated to our sales force and our joint customers today. The technical implementation and delivery of both products has to happen in two steps:

- Immediately through the Later to Occur of (i) December 31, 2000 and (ii) the general availability release of the "EnterpiseBuyer - Professional Edition" based upon SAP Business-to-Business Procurement 2.0c with the features described in the "Required Features" section below ("Phase One"): Both parties ship the rebranded SAP BUSINESS-TO-BUSINESS PROCUREMENT as the "EnterpriseBuyer - Professional Edition" and the rebrand BUY SITE as the "EnterpriseBuyer - Desktop Edition."

- Commencing at the end of the Phase One ("Phase Two"): Both parties ship the next version of the "EnterpriseBuyer - Professional Edition" as the complete direct and indirect e-procurement solution and the next version of "EnterpriseBuyer - Desktop Edition" as our indirect (expensed) goods only solution. In respect of these Phase Two offerings, development and product management of both companies will make very sure that the two editions are differentiable products, which fit the marketing and sales positioning created by the parties.

Details of both steps will be described in the next two paragraphs.

In general, it is the parties joint philosophy that each of the editions of EnterpriseBuyer be and remain the most competitive e-procurement solution in its respective market segment, and that EnterpriseBuyer Desktop and Professional Editions be distinguishable products that collectively cover the maximum e-procurement market space.

ENTERPRISEBUYER - DESKTOP EDITION

Basic e-procurement on-ramp for requisitioning of MRO (expensed) products and services. Key requirements: just one user role (desktop requisitioner), easy implementation, focus on ease of use and a web look and feel. The focus is on indirect procurement rollout to the masses at a reasonable price. Major points to this product are:

- Based on Commerce One Buysite 6.5/7.0

- Version 7.0 enhancements represented by Version 6.5 functionality plus the following:

- Support for change and cancellation of a purchase order after it has been dispatched

- Support to receive invoices, manually or electronically via MarketSite from suppliers

- Support for Advanced Ship Notice documents based on ANSI and EDIFACT standards

- Increased security with 40-bit to 128-bit encryption on MarketSite XCC 3.2 transmission

- Distributed searching using iMerge search engine at MarketSite

- RoundTrip Services support enabling buyers to configure products on a supplier web site and transfer back to a BuySite requisition

- Enhanced/tiered pricing enabling suppliers to give quantity discounts

- Windows 2000 Compatibility

- Usability upgrades to BuySite (back-button)

- MRO (indirect, expensed items)

- For Phase II and beyond, out-of-the-box integration strategy focused on general ledger/accounting to single or multiple back-ends

- Project-based integration beyond on general ledger/accounting available for existing customers that do not wish to upgrade to Professional (where such integration is requested, Professional promoted by the parties first).

- Catalog strategy focused on content sourcing from marketplace-based catalogs

- Assumes embedding of SAP Open Catalog Interface into Desktop and agreement between Commerce One and Requisite on standards, distribution, etc.

- Desktop would include behind-firewall catalog:

- Where required by existing customers that do not wish to upgrade to Professional after promotion

- In territories/verticals in which no appropriate marketplace exists for Desktop customers to purchase from

- If acceptable agreement cannot be reached by SAPMarkets/Commerce One with Requisite, until alternative joint catalog strategy and delivery is in place

- Access to MarketSet Business Services (option)

There will be a clear and simple upgrade path from Desktop to Professional

ENTERPRISEBUYER - PROFESSIONAL EDITION

Complete e-procurement product for direct and indirect goods and services, analytics, content management and strategic sourcing. Will offer complete support for collaborative supply chain and engineering (e.g. tender) processes & advanced procurement. The product supports different roles in various end user and professional scenarios. It contains desktop features plus incremental features including:

- Full ERP coupling to single or multiple backends in the SAP AND Non-SAP world

- Plant Maintenance role

- Direct Goods scenarios

- Strategic Sourcing

- Contract Management

- Integration with collaborative planning / forecasting (APO), collaborative engineering (PLM), analytics (BW), reverse/forward Auction and other Marketplace based services.

- Content Management

("EnterpriseBuyer-Professional Edition" will have two deployment models. One as the behind the firewall e-procurement and one deployed at the Marketplace for marketplace-based ("hosted") procurement services. The marketplace based procurement solution will be marketed under the name "MarketBuyer" as part of MarketSet.")

CATALOG AND CONTENT MODELS

Catalog enablement will be provided in four ways for the "EnterpriseBuyer" Suite:

1. BEHIND THE FIREWALL CATALOG PLUS A CONTENT SERVICE (catalog data feeds).

Generally promoted for "Professional Edition," subject to Catalog Strategy (above). The content service provides new content updates (static and dynamic). Static being the product descriptions, dynamic being pricing. The content service can be a marketplace provided service or a third party service.

2. Marketplace based catalog for "Professional Edition" and "Desktop Edition." A primary catalog is provided at the marketplace for the buying application to utilize. This can be in conjunction with a local catalog or it can be the primary catalog. This is a marketplace offered and maintained service and the content and pricing are specific to the buyer. But not for all of customers materials - just for 1 marketplace.

3. Marketplace aggregated content searching for "Professional Edition" and "Desktop Edition" Marketplace based service that provides access to cross-catalog searching and delivery. This service provides a unified view into multiple marketplace(s) and supplier catalogs. This service would be in conjunction with a Marketplace sourcing service. This service will be a capability of MarketSet and has to be offered by a Marketplace operator.

4. Roundtrip using OCI for "Professional Edition" and "Desktop Edition." This will allow the e-procurement applications to be able to access a supplier's catalog at the website (or at a marketplace) and bring the catalog data back into the procurement application.

CATALOG AND CONTENT DEPLOYMENT WITH E-PROCUREMENT

"ENTERPRISEBUYER - DESKTOP EDITION"

"EnterpriseBuyer - Desktop Edition" will be deployed with different behind the firewall catalog options according to the delivery of "EnterpriseBuyer" suite in during Phase One and Phase Two:

PHASE ONE:

Option #1: Existing Commerce One catalog is deployed. This option must be maintained to provide compatibility and migration with current customer deployments.

Option #2: If the customer requests, Commerce One/SAPMARKETS will reference sell the same catalog for behind the firewall usage like the "Professional Edition." This option is not a bundled offering with "EnterpriseBuyer - Desktop Edition."

Option #3: Roundtrip using OCI will be natively supported by "EnterpriseBuyer - Desktop Edition."

PHASE TWO:

Option #1: No behind firewall catalog will be deployed - "EnterpriseBuyer - Desktop Edition" uses marketplace-based catalogs, except:

- Where behind firewall catalog is required by existing customers that do not wish to upgrade to Professional after promotion

- In territories/verticals in which no appropriate marketplace exists for Desktop customers to purchase from

- If acceptable agreement cannot be reached by SAPMarkets/Commerce One with Requisite, until alternative joint strategy and delivery in place

Option #2: Roundtrip using OCI will be natively supported by "EnterpriseBuyer - Desktop Edition."

For the Desktop Edition, multiple catalogs will be organized into an aggregated content model used for a sourcing service. This will be a marketplace service that is contingent upon a marketplace operator offering this service.

"ENTERPRISEBUYER - PROFESSIONAL EDITION"

Option #1 "EnterpriseBuyer - Professional Edition" will be deployed with one default behind the firewall catalog option - this will be the current catalog distributed with SAP BUSINESS-TO-BUSINESS PROCUREMENT and will be bundled with the product. The parties will further investigate and evaluate alternative catalog options to the extent that Commerce One is not granted all necessary rights from SAP, SAPMarkets and/or Requisite to distribute such catalog with EnterpriseBuyer - Professional Edition on acceptable business terms to Commerce one. Option #2 "EnterpriseBuyer - Professional Edition" will natively support Roundtrip using OCI. Option #3: "EnterpriseBuyer - Professional Edition" will be sold with a local catalog and the customer has the opportunity to connect the application to a marketplace provided catalog in conjunction with the local catalog.

The catalog at Marketplace can be one of three things:

- Single catalog for a specific buyer

- Multiple catalogs organized into an aggregated content model used for a sourcing service.

- Multiple catalogs to chose from

MIGRATION PLAN

There are three scenarios for potential migrations.

- Existing customers of BuySite (any version) and SAP Business-to-Business Procurement (any version) from before the Commerce One/SAP markets partnership. The existing customers of Commerce One's BuySite product and SAP Business-to-Business Procurement will be able to migrate to either the "EnterpriseBuyer Desktop Edition" or "Professional Edition" as part of the existing product upgrade/maintenance agreement contractually agreed to with that customer. Both parties - Commerce One and SAPMarkets are interested to migrate customers to "EnterpriseBuyer - Professional Edition" to the extent that it is foreseeable that such customers will require functionality beyond that described herein for the "EnterpriseBuyer - Desktop Edition" in Phase Two.

- During Phase One, new EnterpriseBuyer customers will be delivered both solutions (based upon BuySite 6.5 and SAP Business-to-Business Procurement 2.0b, respectively - see definition under "solution overview") in the "EnterpriseBuyer" bundle, with the right to "migrate" to one or both solutions ("Desktop Edition" and/or "Professional Edition") as part of the standard product upgrade/maintenance agreement.

- During Phase Two, new EnterpriseBuyer customers must elect to purchase either "EnterpriseBuyer - Desktop Edition" or EnterpriseBuyer - Professional Edition," and will pay the supporting license fee. A customer who purchased the "EnterpriseBuyer - Desktop Edition" could decide to (and it should be encouraged) upgrade to "EnterpriseBuyer - Professional Edition." In this case, the customer would be required to pay an additional license fee to license "EnterpriseBuyer - Professional Edition" and pay an incremental license fee.

The following schematic depicts the migration options discussed:

[THE MIGRATION PLAN GRAPH]

All migrations can take place under existing customer maintenance agreements (subject to the terms of the Agreement for additional user-based license fees, if any, and maintenance fees).

Commerce One and SAPMarkets engineering will deliver the required migration scripts and utilities to facilitate migration from product to be as easy as possible. Responsibility for developing these scripts will be worked out separately among the two engineering organizations.

REQUIRED FEATURES OF ENTERPRISEBUYER - PROFESSIONAL EDITION

The following product features must be in the "EnterpriseBuyer - Professional Edition" product to provide a solution that is comparable to functionality that Commerce One's current BuySite customers are using today:

- Shopping Basket, Status and Receiving UI revision agreed to by Commerce One and SAPMarkets as being acceptable

- Proven integration capability to multiple non-SAP backend systems. This should be demonstrated in a lab for at least the 5 touchpoints currently supported by Commerce One's Integration Platform (PO, PO Status, PO Change, Account Checker, Goods against Peoplesoft 7.5 and Oracle Applications (any version).

- Workflow functionality

- Adding an approver

- Support for parallel approvers

- Automatic escalation

- Addition of SmartForms type of capability for catalog line item extensions

- Change Order Support natively in the "EnterpriseBuyer - Professional Edition"

- MarketSite Connectivity for transactions (PO, Order Response, Invoice, Change Order and ASN), trading partner registration and content

- Multi-organizational support (already available)

ADDITIONAL PROCUREMENT POINTS

The following additional points are also critical for Commerce One to successfully deploy the "EnterpriseBuyer - Professional Edition" to customers and will be provided by SAP

- Training of Commerce One's Professional Services, Customer Support and Education Services resources on installing and operating SAP's SAP BUSINESS-TO-BUSINESS PROCUREMENT since this will be the foundation of the "EnterpriseBuyer - Professional Edition" Training of Commerce One's Professional Services, Customer Support and Education Services resources on installing and operating of "EnterpriseBuyer - Professional Edition" since this will be the product most of Commerce One's existing customers will migrate to

- Documentation and training for the "EnterpriseBuyer - Professional Edition" will be primarily developed by SAPMarkets and labeled with the joint brand

The following additional points are critical for SAPMarkets to successfully deploy the "EnterpriseBuyer" Procurement suite to customers and will be provided by Commerce One:

- Training of SAPMarkets Professional Services, Customer Support and Education Services resources on installing and operating Commerce One's "Buysite - Enterprise Edition" since this will be the foundation of the "EnterpriseBuyer - Desktop Edition" and later on the "EnterpriseBuyer - Desktop Edition" - Documentation and training for the "EnterpriseBuyer - Desktop Edition" will be primarily developed by Commerce One and labeled with the joint brand

- In Phase Two, a clear technical and functional distinction and market differentiation between "EnterpriseBuyer - Desktop Edition" and "EnterpriseBuyer - Professional Edition" has to be achieved.

A FORMAL SIGN-OFF WILL OCCUR BETWEEN BOTH COMPANIES TO ENSURE REQUIRED PROFESSIONAL AND DESKTOP FEATURES HAVE BEEN IMPLEMENTED AND WILL ESTABLISH A SUCCESSFUL PRODUCT THAT BOTH COMPANIES CAN SELL, IMPLEMENT AND MIGRATE CUSTOMERS TO.

LANGUAGE/LOCALIZATION SUPPORT

Enterprise Buyer, Desktop and Professional will be localized to support he following Tier one languages:

TIER ONE

- German
- Japanese
- Spanish
- UK English
- Portuguese
- Simplified Chinese
- Traditional Chinese
- French
- Canadian French
- Danish
- Italian
- Swedish
- Dutch
- Korean

English will be the base line and all other localization/language support will be provided from the English based line - post GA. A mutually agreed upon schedule will be created for release timing all localized versions.

Tier two: All other localization/language support will be considered tier two. Tier two languages are not part of the existing royalty structure and mutually agreed upon localization programs and process will be established and provided as guidance to the joint sales force.

EXHIBIT D: SALES AND MARKETING SUMMARY.

Purpose

The purpose of this Sales and Marketing Summary is to set forth the tenets of a more detailed Sales and Marketing Plan that will be developed jointly by the Parties and agreed upon pursuant to Section 10.4 within sixty (60) days of the Effective Date.

General

The Parties will identify dedicated individuals from their respective organizations who will be principally responsible for the sale of the Joint Offering ("Sales Leads"). It is anticipated that SAP AG will deploy primarily through its geography-based subsidiaries and Industry Business Units. The Sales Leads responsibilities will include among other things, coordination of the Parties' sales forces to ensure a successful, well structured sales process that minimizes duplication of effort and overlap. The Parties will utilize a joint, sales planning process to minimize channel conflict among the Parties and channel partners / distributors.

Go to Market Solution

The sales planning process will be focused on creating a total solution for each vertical which defines a complete value chain solution.

Product Migration Plan

The product migration plan will be in accordance with Exhibit C-1 and Exhibit C-2.

Joint Sales Planning Process

Within sixty (60) days of the Effective Date the Parties will conduct meetings to develop a joint-sales planning process for each industry vertical and/or geographical location. The Parties understand that a multidimensional analysis is necessary for developing a comprehensive market penetration strategy, supported by an operational plan for each industry vertical. This analysis will include:

  A common understanding of the Value Chain
  A segmented Channel Map
  A segmented competitive analysis
  Jointly agreed upon value drivers
  Leaders vs. Followers analysis
  Partner / relationship strengths
  Defined sales process leadership
  Lead generation and distribution process
  Sales funnel and sales forecasting process
  Sales education and training process

The Parties will develop an annual operating plan by channel documenting:

  Value Chain Analysis
  Vertical Channel map
  Global 1000
  SAP installations
  Installed competitive wins
  Target accounts
  Penetration and Sales strategy plan
  Leading sales organization
  Direct vs. indirect cut-over
  Marketing program plan by vertical
  Promotions
  Marketing collateral
  Marketing events
  Partner education and training plan

EXHIBIT E-1: EXCLUSIVITY COMMITMENTS.

C1

The territories and industries mentioned below shall be considered "C1 Exclusive Territories" for purposes of the Agreement.

In each exclusivity provision executed by C1, the MarketSite Software operators described below have either (i) the right to exclusively operate MarketSite Software on servers physically located in their regions for a period of time, (ii) the right to exclusively operate a horizontal MarketSite Software service in the region, or (iii) the right to exclusively cover a specific industry during the term of the applicable agreement. All MarketSite Software operators have the right to offer service on a worldwide basis to customers accessing their portal. The following is a summary of the material terms of each existing exclusivity provision.

C1 agrees that it shall not, without SAP prior written agreement, (i) extend the terms of any existing exclusivity provision beyond its current term, or (ii) grant any new exclusive rights with respect to the C1 Technology, in each case which would affect the distribution of the Joint Offering by SAP, C1 or their respective Affiliates and Approved Distributors.

1. Nippon Telegraph and Telephone (NTT)

During the Exclusivity Period (as defined below), in the event C1 has an opportunity to license the Japanese version of the MarketSite Software to any company (i) having its principal place of business in Japan, and (ii) operating, or intending to operate, an MRO marketplace, C1 shall (a) send NTT a notice to inform NTT of such opportunity, (b) encourage such company to connect to NTT's marketplace, and (c) use its best efforts to organize related negotiations between NTT and such company. Notwithstanding the preceding, C1 shall have the right to license the Japanese version of the MarketSite Software to the company if NTT and the company do not reach an agreement within thirty (30) days from receipt by NTT of C1's notice of information. The "exclusivity period" expires June 30, 2003 unless terminated earlier (i) if the agreement between NTT and C1 is terminated, (ii) if NTT stops using the MarketSite Software, or (iii) if NTT does not comply with specific terms and conditions related to annual performance targets.

2. Deutsche Telecom

During the exclusivity period (as set forth below), Deutsche Telecom has the exclusive right to operate the MarketSite Software on servers physically located in Germany. The "exclusivity period" expires June 30, 2001.

3. Banacci Group

During the exclusivity period (as set froth below), C1 has agreed that it will not, directly or indirectly, license any MarketSite Software for use in Latin America (i.e. all countries located in the Americas and the Caribbean with the exception of Canada and the U.S.) by any party other than the Banacci Group (parent company to Banamex). The "exclusivity period" expires June 30, 2001.

4. Cable and Wireless Optus (CWO)

During the exclusivity period (as set forth below), C1 shall not grant to any other entity the right to use MarketSite Software on servers physically located in Australia. The "exclusivity period" expires in the third quarter of 2001.

5. Covisint

Under a memorandum of understanding for the establishment of a marketplace named Covisint ("Covisint"), by and among C1, General Motors Corporation, Daimler Chrysler Corporation, Ford Motor Company, and Oracle Corporation, C1 has agreed to grant certain exclusivity to Covisint to sell its services to a defined set of automotive suppliers (70) and automotive OEM's. In the event that such entities do not license the service directly from C1 or its distributors (including SAP), then C1 shall agree to share revenues with Covisint on any competitive automotive vertical marketplace for a term not to exceed the term of C1's revenue share from Covisint (ten years or less, depending upon revenue share termination scenarios).

SAP will provide C1 with a reasonable notice period (to be agreed by SAP and C1) prior to licensing a competitive automotive vertical marketplace to any of the named suppliers or automotive OEM's (list attached as Exhibit E-1-a). SAP has provided notice to C1 regarding the Bosch, et. al. marketplace. In addition, C1 has agreed to use reasonable efforts to ensure that neither C1 nor any of its independent distributors sells, licenses or otherwise provides to any of the automotive entities listed in Exhibit E-1-a any of the technology partner's exchange software to create a competitive automotive marketplace.

In the event that SAP and C1 cannot agree on a reasonable notice period for purposes of assisting C1 in complying with its obligations in the Covisint agreements, or SAP and C1 cannot distribute the C1 Technology in applicable cases under such obligations, SAP shall be free to sell technology which is competitive to the C1 Technology in such applicable cases.

EXHIBIT E-2 ESTABLISHED MARKETPLACES.

SAP

1. cc-markets (BASF, Henkel, Degusa-Huels)

2. CPGmarket.com SA (Danone, Henkel, Nestle)

3. Achilles (UK Utilities)

4. Digital Commerce Corp.

5. eMaro (Deutsche Banc)

6. Whitehammer (Hovnanian)

7. Telstra

8. Hubwoo.com (French MRO marketplace)

9. myimmobile.de

10. baynet.de (State of Bavaria, Germany Public Sector)

11. mySaar.de (State of Saarland, Germany Public Sector)

12. ec4ec (Babcock Borsig AG, mg technologies AG)

The first three listed above are the three Established Marketplaces that shall be licensing the MarketSite Software upon execution of the definitive agreements.

C1

See Attached

EXHIBIT F: SUPPORT AGREEMENT.

Scope

SAP and C1 will cooperate together to provide support solutions for the joint marketplace solution.

Geographic Scope

The geographic scope of this agreement extends to all countries in which the SAP/C1 joint marketplace software is installed.

Principle Commitments

The support of the joint marketplace solution will be organized as follows:

Level 1 is done by the customer, level 2 and level 3 see section 'Support Level and Support Responsibilities.'

Terms

The parties named herewith agree to abide by the framework of cooperation outlined in this document.

The parties agree to engage best effort in their endeavors to provide satisfactory services to the end-user on the joint marketplaces.

Regular reviews will be held on a monthly basis among the Global Support Managers of C1 and SAP to evaluate and improve upon the service performance of the undersigned.

The parties agree to review the terms and conditions of their respective support obligations within sixty (60) days from the Effective Date of the Agreement.

Availability

The interface to the marketplace support is made available to the end-users via the support button, hotline or e-email address on the marketplace.

Support operation is available 7x24 hours for priority level one (very high). For all other priority levels the support operation is available 5x12 hours.

Languages of Support

Level 2 provides support in local language if the local language is supported by the joint solution.

All cases that are transferred between SAP and C1 are in English. Translation into English will be done by the party who transfers the call.

Case Priorities

Priority Level	Priority Name	Priority Definition
1	Very High

Vital business processes (e.g. Server/critical workflow down). A case is to be set as "Very High" when there is a breakdown of vital business processes on the Marketplace. The case requires immediate processing as the breakdown can result in significant financial losses.

2	High	Major functional issue (e.g. workflows down, login). A case is to be set as "high" when there is a major disruption of normal business processes.
3	Medium	Minor functional issue (e.g. content, bad links). A case is to be set as "medium" when there is a minor disruption of normal business processes.
4	Low	General information or request

Support Levels

The Support for the joint solution is organized within three levels.

Support Levels	Support tasks
Level 1	Solve `how to' questions Solve system questions Search notes Clarify the problem Reproduce the problem Provide solution if possible Forward unsolved cases to level 2
Level 2

  Analyse problem

  Determine component(s)

  Propose workaround

  Determine impact on the business

  Translate case into English, if it is passed to SAP or C1

  Provide solution if possible

  Forward unsolved cases to appropriate group in level 3

Level 3	Fix bugs and create notes Deliver final resolution Translate case into English, if it is passed to SAP or C1

Support Level	Responsibility
Level 1	Customer
Level 2	See appendix A
Level 3	See appendix A

The standard support interface to the customer is support level 2, if necessary level 3 will contact the customer directly. The case distribution between SAP and C1 depends on the component owner which is listed in Appendix B.

Response Times

a) Response times to the customer

Priority Level	Response Time from joint Support (in hours)
1	2
2	4
3	8
4	No specific response time

The response times are calculated during availability hours only.

b) Response times between SAP and C1

SAP and C1 make best efforts to achieve the response times (see section response times a)). If it is necessary to transfer the case between SAP and C1 this happens as soon as possible, so that the other party has sufficient time for a resolution or an action plan. Both parties shall use reasonable efforts to assist the other party in resolving the customer cases.

Escalation procedures

Escalation criteria

The escalation procedure ("Escalation") will be followed if either party believes a Customer situation requires additional attention by the other party to resolve the problem. Escalation is triggered by the Customer or either party when:

a. the Customer is not satisfied with the progress of an issue; and
b. there is a significant impact to business operations or project implementation; and
c. high levels of Customer anxiety exist.

Escalation processes

Either party's Escalation contact (see appendix D) or support consultant may call the other party's Escalation contact. The parties agree that escalation contacts (see appendix D) shall be available on a 24 hours, 7 days a week basis to handle emergency situations. Once a party requests Escalation a mutual action plan will be developed which defines the steps to resolve the customer's problem. The steps are at minimum:

a. address resources or increase them if already addressed,
b. define responsibilities for each action,
c. expected completion date of each action,
d. Contingency/next steps if desired results are not achieved.

This action plan will be modified by mutual agreement among the designated contacts as required by the situation.

The parties agree that on each party's reasonable request the other party shall send support personnel to customer's site within 24 hours to resolve escalated customer cases. Such personnel shall be skilled in the minimum set of training described in appendix C. The costs of such activities including travel, lodging, meals and standard hourly rate shall be paid by each contributing party themselves.

When the customer states the problem is resolved or the situation no longer requires Escalation, the Escalation is closed. Each party will exchange with the other party the final reports summarizing the actions taken and results of these actions, likelihood of problem recurrence and recommend future actions.

Call tracking system

SAP and C1 will respectively provide access to their call tracking systems with the task that cases may be exchanged worldwide.

Technical Support Information Database

SAP and C1 will respectively provide access to their Technical Support Information Database. Each party posts any information about available patches and /or fixes into the table definitions.

Each party shall grant the other party free of charge the right to those portions of its technical/support information database that are required for the fulfillment of the support duties.

Neither party may license, transfer, sell, loan, distribute or otherwise provide the other party's technical/support information database or any portion thereof, to any third party, unless expressly agreed to in writing in advance by the parties.

Proactive Services/Monitoring/Remote connectivity

SAP and C1 analyze rules and architecture
for the integration of the existing proactive service tools, methods and technologies. The parties work together on the development of an integrated solution which has to be available no later than one year from the date of this agreement.

Training

SAP and C1 agree that there is a minimum set of training described in appendix C. Each party provides one desk space in each major support center.

Required Support-specific Information

When a case is transferred between the parties, the following information is provided

General customer information:
    Name of the customer company
    Name of the person reporting the problem.
    Phone/Fax number of this contact person

Problem-specific information:
    Software Release
    Database type and release
    System type (production, test system)
    Description of impact to customer
    Problem description
    Description of initial problem analysis
    Attachments
    trace information, dumps
    console information, system to system case analysis
    notes sent to customer
    name and phone number of support consultant transferring the call

Support Contacts

SAP and C1 have defined support contacts for general information exchange and escalations. The contacts are listed in appendix D.

Term

This agreement is valid unless SAP and C1 mutually agree to change this Exhibit. Changes to this Exhibit shall be mutually agreed upon in writing by the parties.

Definitions
Term	Definition
Case

A case is a valid request for technical support raised via the hotline, e-mail or support request form on the portal. This is an incident starting with the complete or partial malfunction of an element of the joint solution.

Action plan	An action plan contains the steps to be taken towards a solution. An action plan always includes timeframes.
Response time	This is the period of time in which an action plan or resolution is provided.

Appendix A: Support Responsibilities
Product	Level 1	Level 2	Level 3
EnterpriseBuyer Desktop Edition	Customer	C1 through 12/31/2000; Selling Party thereafter	SAP or C1 depending on component
EnterpriseBuyer Professional Edition	Customer	SAP through 12/31/2000; Selling Party thereafter	SAP and C1 depending on component
MarketBuyer hosted, HME + Marketsite (Exchange)	Customer	SAP or C1 depending on the license owner	SAP and C1 depending on component
Marketsite	Customer	C1	SAP or C1 depending on component

Appendix B: Component List
Category	Product (Who licenses)	Description	Provided by
Application	Auction Services	Auction Services application formally known as Commerce Bid	C1
Application	Content Staging Workbench	Manage and approve catalog content prior to catalog update	C1
Application	eP Junior	Entry-level eProcurement application	C1
Application	Supply Order	Interim Order Management application	C1
Content Mgmt	Content Factory	Refines content from supplier for consumption by various applications	C1
Content Mgmt	iMerge	Content Management and search application	C1
Infrastructure	Business Service Framework	Framework for plugging applications/services into the Marketplace	C1
Infrastructure	Portal Gateways	Gateways that run in the Marketplace and transform/map between xCBL and other protocols such as EDI, RosettaNet and OBI	C1
Infrastructure	Registration Framework	Framework for registering trading partners, services and users	C1
Infrastructure	XCC	Document transaction engine for moving document around the GTW	C1
Infrastructure	XML Portal Connector (XPC)	Tool for enabling easy integration of trading partner and 3rd party services	C1
Content Mgmt	RoundTrip	Content Presentment service	C1
Application	eP +	The eProcurement solution for Enterprise and Marketplace customers	Joint
Application	APO Application	Advanced Planning and Optimization	SAP
Application	Billing Engine	Billing application for the Marketplace	SAP
Application	Bulletin Board	Bulletin Board application for the Marketplace	SAP
Application	BW Application	Business Intelligence Warehouse application	SAP
Application	CRM Application	Customer Relationship Application; contains many services	SAP
Application	Internet Sales	Selling service; part of CRM	SAP
Application	Dynamic Pricing	Pricing Engine used with Order Management	SAP
Application	Newsfeed	Marketplace content provider of news	SAP
Application	Order Management	Order Management Service contained in CRM	SAP
Application	PLM Application	Product Life Cycle application	SAP
Content Mgmt	OCI	Content Presentment service	SAP
Development Environment	ProSys EJB	Enterprise Java Beans development environment	SAP
Infrastructure	Business Connector	Interface for transforming SAP RFC/IDOC to/from HTTP/XML	SAP
Infrastructure	SAP-EDI Gateway	Possible interim EDI Gateway solution	SAP
Rendering machine	ITS	Renders HTML pages for R/3 and Basis applications	SAP
Security	Trust Center	Provides Certificate and Registration Authority for X509 certificates	SAP
Systems Management	CCMS	Monitoring, Performance, Reporting of systems and applications	SAP

Appendix C: Minimum set of training
Training	Provided by SAPMarkets	Provided by C1
EnterpriseBuyer Desktop Edition		X
Content		X
Marketsite		X
EnterpriseBuyer Professional Edition	X
Internet Sales	X
CRM	X
Call Tracking System	X	X
Dynamic Pricing	X
Business Connector	X

Appendix D: Support Contacts

SAP

Global Support Contact: Bernd Bergman +49 6227 7-40363

Regional Support Contact Europe: Dirk Reinfant +49 6227 7-46766

Regional Support Contact U.S.: Christoph Ludwig +1 650-849-4307

Escalation Contact: Angeline Ng +49 6227 7-64742

C1

Global Support Contact: Tony Sung +1 925 8192028

Regional Support Contact Europe: Jim Wait +33 492292875

Regional Support Contact U.S.: Joy Bowen +1 9255206001

Regional Support Contact Asia Pacific: Terry Keaveny +61 392255009

Escalation Contact: Ralph Peterson +1 9255205949

EXHIBIT G: SAP U.S. APPROVED DISTRIBUTORS

See Attached

PROVIDER	MAIN OFFICE	SALES OFFICE	TERRITORY

BRAMASOL, INC.

Principal: Louise De Putron

Assistant: Debra Lewis

Tel: 650-325-4727

Fax: 650-325-3430

Mail to: L.debutrom@bramasol.com

Sales/Marketing: Frank Moore

Tel: 1-888-779-4727 x 3024

Mail to: frank.moore@bramasol.com

Lead Routing: Louise de Putron

100 Hamilton Avenue Suite 402 Palo Alto, CA 94301 Main Phone: 650-325-4727 Main Fax: 650-325-3430

7755 Center Avenue

Suite 1100

Huntington Beach, CA 92647

Tel: 714-372-2228

Fax: 714-372-4968

4600 South Ulster Street, Suite 240

Denver, CO 80237

Tel: 303-252-0389

Fax: 303-846-3073

10900 NE 4th Street, Suite 3200

Bellvue, WA 98004

Tel: 425-990-1034

Fax: 253-770-8880

Arizona California Colorado Hawaii Idaho Montana Nevada Oregon Utah Washington State Wyoming

DOLPHIN SOLUTION GROUP

Principal: Chris Carlsen

Fax: 605-339-2947

Mail to: chris.carlsen@dolphinsap.com

Sales: Larry Kallhoff

Mail to: larry.kallhoff@dolphinsap.com

Marketing: James Hosner

Tel: 727-785-7746

Fax: 727-772-7926

Mail to: james.hosner@dolphinsap.com

Lead Routing: James Hosner

	101 South Main Avenue, Suite 600 Sioux Falls, SD 57104 Main Phone: 888-834-2727 605-988-5200 Main Fax: 605-988-5299	Centennial Lakes, Suite 217 7701 France Ave. S. Minneapolis, MN 55435	Minnesota Nebraska North Dakota South Dakota

e.coetry

Principal: James Keton

Tel: 972-367-1530 x 105

Fax: 972-669-8985

Email:james.keton@ecoetry.com

Sales: David Robinson

Tel: 972-367-1530 x 201

Mail to: david.robinson@ecoetry.com

Marketing: Jeannette Keton

Tel: 972-367-1530 x 103

Mail to: jeannette.keton@ecoetry.com

Lead Routing: Jennifer Ekstrand

Tel: 972-367-1530 x 207

Fax: 972-669-8985

Mail to: Jennifer.ekstrand@ecoetry.com

	3400 Waterview Parkway, Suite 100 Richardson, TX 75080 Main Phone: 972-367-1530 Main Fax: 972-669-8985	550 Post Oak Place, Suite 310 Houston, TX 77027 Contact: Phillip Hayes Tel: 713-626-4423 Fax: 713-626-1197	Iowa Kansas Missouri New Mexico Oklahoma Texas
FIN TECH SERVICES, LTD. Principal: Michael Campbell Tel: 403-705-2553 Fax: 403-233-0845 Email: mailto: mikec@teamfintech.com Marketing: Bob Hollingshead Tel: 403-705-2504 Email:Bobh@teamfintech.com	703 6th Avenue SW, Suite 900 Calgary, AB T2P 0T9		Western Canada (Incl. Provinces of Manitoba, Saskatchewan, Alberta and British Columbia) Alaska, Northwest Territories, Yukon

GLOBAL CORE SOFTWARE

Principal: Jerry Ward

Tel: 203-323-3539

Email: mailto: Ward_J_GCS@msn.com

Sales: Ken Romano

Tel: 516-656-4826

Email: mailto: KRomano525@aol.com

Marketing: Deb Beard

Tel: 781-939-3490 x15

Fax: 781-939-3497

Email: mailto: deb.beard@gcsap.com

Lead Routing: Deb Beard

Tel: 781-939-3490

Email: mailto: deb.beard@gcsap.com

	400 West Cummings Park Suite 3400 Woburn, MA 01803 Main Phone: 781-939-3490 Main Fax: 781-939-3497		Connecticut Maine Massachusetts New Hampshire Rhode Island Vermont

LINK COMPUTER CORPORATION

Principal: Tim Link, President

Tel: 814-946-3085

Fax: 814-946-1522

Email: mailto: tlink@linkcorp.com

Marketing: Karen Dell

Tel: 814-946-3085 x 425

Email:kdell@linkcorp.com

Sales: Mark Williams

Email: mailto: mwillia@linkcorp.com

	317 E. Pleasant Valley Blvd. Altoona, PA 16602 Main Phone: 814-946-3085 Main Fax: 814-946-1522		Delaware Maryland, and Pennsylvania (except the following zip codes: 085XX; 180XX; 181XX; 189XX; 190XX; 191XX; 193XX; 194XX) Parts of West Virginia (w/zip codes as follows: 260XX, 266XX, 254XX, 268XX)

MRK

Principal: Mike Kennedy

Tel: 216-535-4100

Fax: 216-535-4101

Email:Michael.kennedy@mrktech.com

Contacts

Sales: John Rainsberger (Senior VP)

Tel: 216-535-4112

Fax: 216-535-4102

Email:john.rainsberger@mrktech.com

Lead Routing: Shannon Comodeca

Email:scomodeca@mrktech.com

	One Cleveland Center 1375 E. 9th Street Suite 600 Cleveland, OH 44144 Main Phone: 216-535-4100 Main Fax: 216-535-4101 Toll Free Phone: 1-800-747-4MRK (675) www.mrktech.com		Kentucky Michigan Ohio

OSPREY SYSTEMS, INC.

Principal: Dave Rizzo

Tel: 704-943-1401

Fax: 704-943-1460

Director Sales: Jeff Spalding

Tel: 704-943-1450

Email: mailto:jspalding@ospreyus.com

Marketing: Kathleen Tunson

Tel: 704-943-1441

Email: mailto:ktunson@ospreyus.com

Lead Routing: Dick Dempster

Tel: 704-943-7502

Email: ddempster@ospreyus.com

	150 Osprey Point Drive Charlotte, NC 28217 Main Phone: 704-943-1300 Home Page: www.ospreysystems.com		District of Columbia North Carolina Tennessee (w/zip codes as follows: 373XX, 373XX, 376XX, 379XX, 385XX) Virginia West Virginia (w/zip codes as follows: 247XX, 253XX, 255XX, 259XX)

OPTIMUM SOFTWARE SOLUTIONS, A DIVISION OF PLAUT SYSTEMS & SOLUTIONS, INC.

Principal: Bob Bart

Tel: 416-512-6784

Fax: 416-512-9220

Email: rbart@optimum-cbs.com

Contacts:

Sales: Bob Bart

Tel: 416-512-6784

Marketing: Alex Dubijac

Tel: 416-512-6784

Email: adubajic@optimum-cbs.com

Lead Routing: Jennifer Sibley

Tel: 416-512-6784

Email: mailto:jsibley@optimum-cbs.com

	4100 Yonge Street Suite 505 North York, Ontario M2P 2B5 Main Phone: 416-512-6784 Main Fax: 416-512-9220 Home Page: www.optimum-cbs.com		New York (Norther part) Province of Ontario

PLAUT CONSULTING (AGENT FOR SAP)

David Parmele

Out of Main office

Tel: 781-768-0500

mailto: Parmele@plaut.com

Marc Mergen

Tel: 770-350-0400

Mergen@plaut.com

Michael DiGiandomencio (Atlanta)

Tel: 770-350-0400

Digiandomencio@plaut.com

Lead Routing: Ira Harvel (Atlanta)

Tel: 601-898-3262

Fax: 770-350-0430

Cell: 601-506-5364

Mailto: Harvel@plaut.com

	1050 Winter Street, Suite 2300 Waltham, MA 02451 Main Phone: 781-768-0500 6 Concourse Pkwy NE Suite 1970 Atlanta, GA 30329		Alabama Arkansas Louisiana Mississippi Tennessee (w/zipcodes as follows: 370XX-372XX, 380XX, 384XX)

PRIMONICS, INC.

Principal: Daniel Kocur

Tel: 514-684-9250

Fax: 514-684-9250

Email: Daniel.kocur@primoncis.ca

Contacts:

Sales: Daniel Kocur

Marketing: Hellen Diamantakis

Tel: 514-684-9250

Email: mailto: hellen.diamantakis@primonics.ca

Lead Routing: Daniel Kocur

	1375 Trans-Canada Hwy., Suite 500 Dorval, QC H9P 2W8		New Brunswick Newfoundland Nova Scotia Prince Edward Island Province of Quebec

ITELLIGENCE (S-V)

Principal: Gil Missana

Tel: 708-836-9797

Fax: 708-836-3102

Email: gil.missana@svc-ag.com

Jennifer Roach

Email: mailto: Jennifer.roach@svc-ag.com

Marketing: Rose Finnegan

Email: mailto: rose.finnegan@svc-ag.com

Sales: Gil Missana

Lead Routing: Rose Finnegan

Tel: 708-836-3100

Email: mailto: rose.finnegan@svc-ag.com

	Five Westbrook Corporate Center Suite 900 Westchester, IL 60154 Main Phone: 708-836-9797		Illinois Indiana Wisconsin

PLAUT SIGMA SOLUTIONS

Principal: Buck Marty

Tel: 404-531-5115

Email: buck.marty@sigmacbs.com

VP Sales: Robert Scobie

Tel: 404-531-5114

Email: rscobie@sigmacbs.com

Marketing Contact: Andrea De Smedt

Tel: 404-531-5110

mailto: andrea.desmedt@sigmacbs.com

Lead Routing: Andrea De Smedt

	5555 Glen Ridge Connector, Suite 650 Atlanta, GA 30342 Main Phone: 404-531-5100 Toll Free: 888-200-4045 Main Fax: 404-531-5102		Florida Georgia South Carolina

TITAN TECHNOLOGIES GROUP, LLC

Principal: Ken Hill

Email: mailto: KHILL@CNDR.COM

Ken Hills' office address:

Annapolis Office Plaza

170 Jennifer Drive, Suite 325

Annapolis, MD 21404

Sales: Arthur Colombo

Email: Arthur.colombo@titantg.com

Marketing: Lucille Penn

Tel: 732-635-2501

Email:lucille.penn@titantg.com

Lead Routing: Lucille Penn

	499 Thornall Street, First Floor Edison, NJ 08837 Main Phone: 732-635-0800 Main Fax: 732-635-0850 Mail Email: titanteam@titantg.com	575 Madison Avenue, 6th Floor New York, NY 10022

New Jersey

Parts of New York

(w/zip codes as follows: 100XX-109XX, 115XX, 124XX through 127XX, except for 12402 and 12443, 137XX-139XX)

Parts of Pennsylvania

(w/zip codes as follows: 180XX, 181XX, 189XX, 190XX, 191XX, 193XX, 194XX)